PROSPECTUS SUPPLEMENT
(To Prospectus dated November 13, 1997)

[GRAPHIC OMITTED]

                               10,000,000 Shares

                            Brandywine Realty Trust
                      Common Shares of Beneficial Interest
                                 -----------

     Brandywine Realty Trust (collectively with its subsidiaries, the "Company") is a self-administered, self-managed and fully integrated real estate investment trust (a "REIT"). The Company currently owns a portfolio of real estate assets located primarily in the Mid-Atlantic Region (as defined below) and believes it is one of the largest owners of office and industrial properties in the Suburban Philadelphia Office and Industrial Market (as defined in the accompanying Prospectus). The Company's portfolio includes 118 office properties and 22 industrial facilities (collectively, the "Properties") that contain an aggregate of approximately 9.1 million net rentable square feet and economic interests in five office development entities (the "Development Entities"). In addition, the Company has entered into an agreement, subject to certain material conditions, to purchase 14 office and industrial properties (the "Pending Acquisition") containing an aggregate of approximately 941,000 net rentable square feet for an aggregate purchase price of approximately $55.5 million. If the Pending Acquisition is consummated, the Company will have acquired 117 properties for an aggregate purchase price of approximately $686.7 million since January 1, 1997 and its portfolio will contain approximately 10.0 million net rentable square feet. There can be no assurance that the Pending Acquisition will be consummated.
     All of the common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares") offered hereby (the "Offering") are being sold by the Company. The Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "BDN." On January 29, 1998, the last reported sale price for the Common Shares was $24 3/16. Total return to shareholders from the closing of the Company's public offering on December 2, 1996 through January 29, 1998 was approximately 56%, including share price appreciation and distributions. There can be no assurance that comparable results will be achieved by the Company's shareholders in the future. See "Price Range of Common Shares and Distribution History."

     The Company initially qualified to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1986 and has qualified to be taxed as a REIT for all years subsequent to its 1986 tax year. To assist the Company in complying with certain qualification requirements applicable to REITs, the Company's Declaration of Trust provides that no shareholder or group of affiliated shareholders may actually or constructively own more than 9.8% in value of the outstanding Common Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.
                                 -----------
     See "Risk Factors" beginning on page 4 of the accompanying Prospectus for a discussion of certain factors relevant to an investment in the Common Shares.

                                 -----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
===============================================================================

                                     Underwriting
                     Price to        Discounts and            Proceeds to
                      Public        Commissions (1)           Company (2)
-------------------------------------------------------------------------------
Per Share            $24.00              $1.23                  $22.77
-------------------------------------------------------------------------------
Total(3)          $240,000,000        $12,300,000            $227,700,000
===============================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $400,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,500,000 additional Common Shares solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be 276,000,000, 14,145,000 and 261,855,000, respectively.

                                  -----------

     The Common Shares are being offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that certificates for the Common Shares offered hereby will be available for delivery on or about February 4, 1998, at the offices of Smith Barney Inc., 333 West 34th Street, New York, NY 10001.

                                  -----------
Salomon Smith Barney
           Donaldson, Lufkin & Jenrette
              Securities Corporation
                           Legg Mason Wood Walker
                               Incorporated
                                    Merrill Lynch & Co.
                                          NationsBanc Montgomery
                                                    Securities LLC

January 29, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated therein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. Unless the context otherwise requires: (i) all references to the "Company" shall mean Brandywine Realty Trust and its subsidiaries and affiliated entities, including Brandywine Operating Partnership, L.P. (the "Operating Partnership"); (ii) all references to the "Mid-Atlantic Region" shall mean the states of Delaware, Maryland, New Jersey, New York, Ohio, Pennsylvania, Virginia and the District of Columbia; and
(iii) all references to the number of properties and square footage in the Company's portfolio, and the number of properties acquired since January 1, 1997, assume consummation of the Frederick Property acquisition discussed below but do not assume consummation of the Pending Acquisition.

     Certain matters discussed under the caption "The Company," and elsewhere in this Prospectus Supplement, the accompanying Prospectus, and the information incorporated by reference therein, constitute forward-looking statements for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of the Pending Acquisition to be consummated, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied space, the failure to timely re-lease occupied space upon expiration of leases, the inability to generate sufficient revenues to meet debt service payments and operating expenses, the unavailability of equity and debt financing, the failure of the Company to manage its growth effectively and other risks described in the accompanying Prospectus or incorporated therein by reference.


                                   The Company

     The Company is a self-administered, self-managed and fully integrated REIT active in acquiring, developing, redeveloping, leasing and managing suburban office and industrial properties. The Company currently owns a portfolio of real estate assets located primarily in portions of the Mid-Atlantic Region and believes it is one of the largest owners of office and industrial properties in the Suburban Philadelphia Office and Industrial Market. The Company's portfolio includes 118 office properties and 22 industrial facilities (128 of which are Class A Properties) that contain an aggregate of approximately 9.1 million net rentable square feet. Certain of the Properties serve as flex facilities, accommodating office use, warehouse space and research and development activities. As of January 6, 1998, the Properties (excluding Properties under development or redevelopment) were approximately 92.5% leased to 883 tenants. The Company also owns, and holds options to purchase, approximately 245.5 acres of undeveloped land directly, and owns or holds options to purchase approximately 35.5 acres of undeveloped land through its economic interests in the Development Entities. The Company believes that this undeveloped land can accommodate development of at least 1.5 million net rentable square feet of office space and 340,000 net rentable square feet of industrial space. Two of the Development Entities are currently constructing two Class A suburban office properties which are scheduled for completion in 1998 and are expected to contain an aggregate of approximately 235,000 net rentable square feet. The Company considers Class A suburban office and industrial properties to be those that have desirable locations, are well-maintained and professionally managed and have the potential to achieve rental and occupancy rates that are typically at or above those prevailing in their respective markets.

     As a result of its business objective of increasing cash available for distribution and maximizing shareholder value, the Company has recently experienced rapid growth. Since January 1, 1997, the Company has acquired 84 office properties containing approximately 5.9 million net rentable square feet and 19 industrial facilities containing approximately 1.2 million net rentable square feet and, together with the Development Entities, has acquired ownership of, or options to purchase, approximately 281 acres of undeveloped land. The aggregate purchase price for the 103 Properties acquired by the Company since January 1, 1997 was approximately $631.2 million. The Company believes that, through the expertise and extensive relationships of its management and its flexible capital structure, it will continue to identify and capitalize on substantial opportunities for additional real estate investments from a variety of sources, including institutional and private holders of real estate seeking liquidity or reduction in their holdings or tax-deferred dispositions.

     The Company believes it has established an effective platform in the Philadelphia Suburban Office and Industrial Market that provides a foundation for achieving the Company's goal of maximizing market penetration and operating economies of scale. The Company believes this platform provides a basis to continue its penetration into additional submarkets in the Mid-Atlantic Region through strategic acquisitions structured to increase cash available for distribution and maximize shareholder value. An example of such penetration is the Company's January 5, 1998 acquisition of a portfolio of 22 office properties (21 of which are Class A) and its agreement to acquire an additional Class A office property located in Frederick, Maryland (the "Frederick Property") that is currently under construction and scheduled for completion during the first quarter of 1998 and is expected to contain approximately 209,000 net rentable square feet. These Properties (including the Frederick Property) contain an aggregate of approximately 2.0 million net rentable square feet in several submarkets in the Mid-Atlantic Region. The Company acquired (and, with respect to the Frederick Property, agreed to acquire) these Properties from several third parties, including Whitehall Street Real Estate Limited Partnership VII, for an aggregate purchase price of $229.0 million ($116 per square foot).

     The Company seeks to foster a culture that combines an entrepreneurial environment with the strategic and operational policies necessary to control an aggressive growth program. Accordingly, to ensure complete integration of its recent activities and create a platform for future growth, the Company has increased the number of its employees from 35 at January 1, 1997 to 110 at January 6, 1998. The majority of these personnel additions provide property management and maintenance services and were made in conjunction with property acquisitions. The Company has also expanded its executive management team to position the Company for additional growth. These employees expand the Company's expertise in real estate development and redevelopment, marketing and tenant services, acquisitions and leasing, accounting and financial management and real estate law. Consistent with its view that real estate is a local business, dependent on knowledge of the submarkets in which properties are located, the Company has also established four full-service, fully-integrated regional offices, each having responsibility for implementing the Company's objectives in its designated region. The Company anticipates that as it expands operations into new target markets within the Mid-Atlantic Region, it will continue to establish additional full-service, fully-integrated regional offices.

     The Company's business objective is to increase cash available for distribution and to maximize shareholder value by:

   o maximizing cash flow through leasing strategies designed to capture potential rental growth as rental rates increase and as below-market leases are renewed;

   o ensuring a high tenant retention rate through an aggressive tenant services program responsive to the varying needs of the Company's diverse base of 883 tenants;

   o broadening its geographic and economic diversification while maximizing economies of scale;

   o acquiring high-quality office and industrial properties and portfolios of such properties at attractive yields in selected submarkets within the Mid-Atlantic Region, which management expects will experience economic growth;

   o capitalizing on management's redevelopment expertise to selectively acquire, redevelop and reposition underperforming Properties in desirable locations;

   o acquiring land in anticipation of developing office or industrial properties on a build-to-suit basis, under circumstances where significant pre-leasing can be arranged or as otherwise warranted by market conditions;

   o enhancing the Company's investment strategy through the pursuit of joint venture opportunities with high quality partners having attractive real estate holdings or significant financial resources; and

   o optimizing the use of debt and equity financing to create a flexible and conservative capital structure that will enable the Company to continue its aggressive growth strategy.

     The Company expects to continue to concentrate its real estate activities in submarkets within the Mid-Atlantic Region where it believes that: (i) barriers to entry (such as zoning restrictions, infrastructure limitations and limited developable land) are likely to create supply constraints on office and industrial space; (ii) current market rents do not justify new construction;
(iii) it can maximize market penetration by accumulating a critical mass of properties and thereby enhance operating efficiencies; and (iv) there is potential for economic growth.

     The Company believes that its proven ability to structure innovative transactions provides it with a competitive advantage in making real estate investments and enhances its ability to execute its investment strategy. The Company is led by an experienced management team, the senior members of which are Anthony A. Nichols, Sr., Chairman of the Board, and Gerard H. Sweeney, President and Chief Executive Officer. The Company's 10 senior executives have an average of approximately 17 years of real estate experience. In the aggregate, the Company's management team has been responsible for the management of in excess of 13 million net rentable square feet (excluding properties acquired since January 1, 1997) and the development and redevelopment of approximately 5.3 million net rentable square feet of office and industrial properties primarily within the Suburban Philadelphia Office and Industrial Market.

     Total return to shareholders from the December 2, 1996 offering through January 29, 1998 was approximately 56%, comprised of share price appreciation of approximately 47% and cumulative distributions of $1.55 per share. There can be no assurance that comparable results will be achieved by the Company's shareholders in the future.


                                 Risk Factors

     An investment in the Common Shares involves various risks, and investors should carefully consider the matters discussed under the caption "Risk Factors" beginning on page 4 of the accompanying Prospectus.


                              Recent Developments

Property Acquisitions

     Since January 1, 1997, the Company has acquired 84 office properties containing approximately 5.9 million net rentable square feet and 19 industrial properties containing approximately 1.2 million net rentable square feet, for an aggregate purchase price of approximately $631.2 million. This represents a weighted average purchase price of approximately $89.12 per square foot (approximately $100.45 per square foot for the office property acquisitions and approximately $35.94 per square foot for the industrial property acquisitions). The Company estimates that the weighted average purchase price of its office property acquisitions (including the land acquired as part of such acquisitions) represents approximately 78% of their weighted average replacement cost and that the weighted average purchase price of its industrial property acquisitions (including the land acquired as part of such acquisitions) represents approximately 77% of their weighted average replacement cost.

Portfolio Growth Since January 1, 1997

Net Rentable Square Feet
  (in millions)

Date                 Industrial                   Office               Total
12/31/96                      0                        2                   2
 1/31/97                      0                        2                   2
 2/28/97                      0                        2                   2
 3/31/97                      0                        2                   3
 4/30/97                      0                        3                   3
 5/31/97                      1                        3                   4
 6/30/97                      1                        4                   4
 7/31/97                      1                        4                   5
 8/31/97                      1                        5                   5
 9/30/97                      1                        5                   6
10/31/97                      1                        5                   6
11/30/97                      1                        5                   6
12/31/97                      1                        6                   7
 1/31/98                      1                        8                   9

     During December 1997, the Company acquired 10 office properties containing an aggregate of approximately 493,000 net rentable square feet and six industrial facilities containing an aggregate of approximately 283,000 net rentable square feet for an aggregate purchase price of approximately $65.1 million. These acquisitions included:

   o Bala Pointe Office Centre: This two-story office property, located in Bala Cynwyd, Montgomery County, Pennsylvania, contains approximately 173,000 net rentable square feet and was acquired for a purchase price of approximately $26.8 million. This property is 100% leased to 55 tenants.

   o Scarborough Portfolio: This portfolio, located in Atlantic and Camden counties, New Jersey, is comprised of nine office properties containing approximately 320,000 net rentable square feet and five industrial properties containing approximately 242,000 net rentable square feet and was acquired at a purchase price of approximately $37.1 million. The Company paid approximately $27.6 million of the purchase price in cash and paid the balance in units of limited partnership interests in the Operating Partnership. As of the date of the acquisition of this portfolio, in the aggregate these properties were approximately 84% leased to 50 tenants.

     On January 5, 1998, the Company acquired a portfolio of 22 office properties (21 of which are Class A) containing an aggregate of approximately
1.8 million net rentable square feet located in Delaware, Maryland, New Jersey, Ohio and Pennsylvania, and agreed to acquire the Frederick Property, located in Frederick, Maryland, which is expected to contain an aggregate of 209,000 net rentable square feet upon completion of construction, which is scheduled for the first quarter of 1998. Ameridata Inc. has entered into a lease, effective upon completion of construction, for 100% of the Frederick Property. The aggregate purchase price of these 23 properties was approximately $229.0 million (approximately $116 per square foot). The Company acquired these properties and agreed to acquire the Frederick Property from several third parties, including Whitehall Street Real Estate Limited Partnership VII.

     The following table sets forth certain information regarding Property acquisitions completed by the Company since January 1, 1997:

             Property Acquisitions Completed since January 1, 1997

                                                                          Percent
                                                              Net         Leased       Purchase
                                                           Rentable        as of         Price
                                             Number of      Square      January 6,        (in
                                            Properties       Feet          1998       thousands)
                                           ------------  ------------  ------------  ------------
OFFICE PROPERTIES
PENNSYLVANIA
 Reading/Allentown, PA ..................         7         670,046         87.0%      $ 46,080
 King of Prussia/Valley Forge ...........         7         608,386         99.6%        81,335
 Blue Bell/Plymouth Meeting/Fort
  Washington ............................         6         444,916         96.4%        40,879
 Main Line ..............................         5         366,632         97.6%        45,613
 Southern Bucks County ..................         5         244,049         89.3%        19,278
 Bala Cynwyd ............................         1         173,079        100.0%        26,750
 Southern Route 202 Corridor ............         3         103,064        100.0%         8,850
 Horsham/Willow Grove/Jenkintown (5)              3          87,793         90.5%         6,300
NEW JERSEY
 Burlington County ......................        16       1,127,502         92.0%       113,846
 Camden County (6) ......................        16         637,271         95.7%        44,905
 Bergen County ..........................         2         483,189         78.7%        71,464
 Atlantic County ........................         2          89,500         83.2%         7,400
DELAWARE ................................         8         348,744         89.6%        25,597
OHIO ....................................         1         156,175        100.0%        14,696
MARYLAND (7) ............................         2         329,008         94.4%        33,571
                                                 --       ---------        -----       --------
Total - Office Properties ...............        84       5,869,354         92.3%       586,564
                                                 --       ---------        -----       --------
INDUSTRIAL PROPERTIES
PENNSYLVANIA
 Southern Bucks County ..................         7         447,000         92.7%        16,049
 King of Prussia/Valley Forge ...........         2         124,960        100.0%         3,500
NEW JERSEY
 Burlington County ......................         5         429,367         97.3%        17,285
 Camden County ..........................         5         242,088         75.4%         7,850
                                                 --       ---------        -----       --------
Total - Industrial Properties ...........        19       1,243,415         91.6%        44,684
                                                 --       ---------        -----       --------
Total/Weighted Average ..................       103       7,112,769         92.2%      $631,248
                                                ===       =========        =====       ========

                                                           Weighted                        Weighted     Weighted
                                             Weighted      Average                         Average      Average
                                             Average      Estimated                       Escalated     Current
                                             Purchase    Replacement                       Rent Per      Asking
                                            Price Per      Cost Per        Escalated        Leased      Rent Per
                                              Square        Square         Rent (in         Square       Square
                                               Foot        Foot (1)     thousands) (2)     Foot (3)     Foot (4)
                                           -----------  -------------  ----------------  -----------  -----------
OFFICE PROPERTIES
PENNSYLVANIA
 Reading/Allentown, PA ..................   $   68.77     $   99.94        $ 10,372       $  17.80     $  18.87
 King of Prussia/Valley Forge ...........      133.69        148.20          11,432          18.87        22.79
 Blue Bell/Plymouth Meeting/Fort
  Washington ............................       91.88        120.44           7,916          18.45        20.34
 Main Line ..............................      124.41        150.57           7,820          21.86        24.88
 Southern Bucks County ..................       78.99         87.91           2,721          12.49        15.95
 Bala Cynwyd ............................      154.55        170.00           4,261          24.62        29.00
 Southern Route 202 Corridor ............       85.87        111.05           1,758          17.06        18.69
 Horsham/Willow Grove/Jenkintown (5)           109.00        130.00           1,513          19.05        20.99
NEW JERSEY
 Burlington County ......................      100.97        132.48          20,613          19.87        21.47
 Camden County (6) ......................       70.46        114.71           7,621          17.09        18.38
 Bergen County ..........................      147.90        175.00           9,079          23.89        26.43
 Atlantic County ........................       82.68        130.00           1,429          19.20        21.50
DELAWARE ................................       73.40        103.35           4,853          15.53        17.76
OHIO ....................................       94.10        105.00           2,464          15.78        16.00
MARYLAND (7) ............................      102.04        126.44           2,436          21.47        23.50
                                            ---------     ---------        --------       --------     --------
Total - Office Properties ...............      100.45        128.18          96,288          19.00        21.20
                                            ---------     ---------        --------       --------     --------
INDUSTRIAL PROPERTIES
PENNSYLVANIA
 Southern Bucks County ..................       35.90         45.00           3,259           7.87         6.25
 King of Prussia/Valley Forge ...........       28.01         35.00             787           6.29         6.00
NEW JERSEY
 Burlington County ......................       40.26         49.53           2,808           6.72        10.72
 Camden County ..........................       32.43         51.53           1,467           8.03         8.39
                                            ---------     ---------        --------       --------     --------
Total - Industrial Properties ...........       35.94         46.83           8,321           7.30         8.19
                                            ---------     ---------        --------       --------     --------
Total/Weighted Average ..................   $   89.12     $  113.96        $104,609       $  16.85     $  18.79
                                            =========     =========        ========       ========     ========

-------------
(1) Weighted Average Estimated Replacement Cost Per Square Foot represents the estimated replacement cost of the acquired Properties divided by the total net rentable square feet and is based on the Company's estimates, assumptions and calculations at the time of the acquisitions.

(2) Escalated Rent represents fixed base rental amounts plus pass-throughs of operating expenses, including electricity costs. The Company estimates operating expense pass-throughs based on historical amounts and comparable market data.

(3) Weighted Average Escalated Rent Per Leased Square Foot is the Escalated Rent divided by the total square footage leased as of January 6, 1998.

(4) Weighted Average Current Asking Rent Per Square Foot is based on the Company's estimate of the current asking Escalated Rent. These rates do not necessarily represent the amounts at which available space will be leased.

(5) Data for 30,000 square foot two-story office building developed by the Company are not included in Purchase Price, Weighted Average Purchase Price Per Square Foot, and Weighted Average Estimated Replacement Cost Per Square Foot.

(6) Data for Pending Redevelopment Properties (as hereinafter defined) aggregating 171,200 square feet included in Number of Properties, Net Rentable Square Feet, Purchase Price, Weighted Average Purchase Price Per Square Foot and Weighted Average Estimated Replacement Cost Per Square Foot data only.

(7) Data for the 208,774 square foot Frederick Property included in Number of Properties, Net Rentable Square Feet, Purchase Price, Weighted Average Purchase Price Per Square Foot and Weighted Average Estimated Replacement Cost Per Square Foot data only.

Land Acquisitions

     Since January 1, 1997, the Company purchased or acquired options to purchase, directly and indirectly through the Development Entities, approximately 281 acres of undeveloped land. The Company believes this undeveloped land provides attractive investment opportunities that will enable the Company to accommodate future demand for Class A suburban office and industrial space, including build-to-suit arrangements. In certain circumstances, development of such land is subject to receipt of land development and other necessary approvals, and there can be no assurance that the Company would be able to obtain all such approvals if and when it seeks to develop such land.
     The following table sets forth certain information regarding land acquisitions since January 1, 1997:

                                                                             Buildable
             Submarket                     Location          Acres        Square Feet (1)
             ---------                     --------          -----        ---------------
  OFFICE
   Western Philadelphia Suburbs       West Conshohocken      1.9               85,000(2)(3)
   Western Philadelphia Suburbs       West Conshohocken      9.3              210,000(2)(4)
   Western Philadelphia Suburbs         Newtown Square      25.0              214,000
   Western Philadelphia Suburbs             Berwyn          12.5              130,000
   Western Philadelphia Suburbs          Valley Forge        9.5               90,000
   Northern Philadelphia Suburbs           Horsham           4.0               90,000
   Reading/Allentown                       Reading         133.6                   --(5)
   Southern New Jersey                    Mt. Laurel         8.0              108,000(4)
   Southern New Jersey                     Voorhees          9.3              235,000
   Southern New Jersey                    Gibbsboro         10.9               90,000
   Delaware                                 Newark          13.3              150,000(3)(6)
   Delaware                                 Newark          11.0              100,000(6)
                                                                            ---------
   Total Office                                            248.3            1,502,000
                                                           -----            ---------
  INDUSTRIAL
   Northern Philadelphia Suburbs           Trevose           2.7               40,000
   Southern New Jersey                    Westampton        30.0              300,000
                                                                            ---------
   Total Industrial                                         32.7              340,000
                                                           -----            ---------
    TOTAL                                                  281.0            1,842,000
                                                           =====            =========

---------------
(1) Buildable square feet represents the Company's estimate of the net rentable square feet of office or industrial space that the applicable land can accommodate. Development of such land is subject to receipt of land development, zoning and other necessary approvals in certain circumstances.
(2) Held through a Development Entity in which the Company owns a 65% economic interest.
(3) Currently under development.
(4) Held through a purchase option.
(5) Management is unable to estimate buildable square feet at this time.
(6) Held through a Development Entity in which the Company owns a 50% economic interest.

[GRAPHIC OMITTED]

Developments and Redevelopments

     The Company has recently developed, and is currently in the process of developing or redeveloping, eight properties.

     Developments

    o Horsham Business Center: During the fourth quarter of 1997, the Company completed development of a two-story office property containing approximately 30,000 net rentable square feet within the Horsham Business Center in Horsham, Pennsylvania at a total project cost of approximately $3.8 million. This property is approximately 72% leased under: (i) a ten-year lease for approximately 15,000 square feet at an Escalated Rent per square foot of approximately $18.40 (based on 1998 estimated operating and other expenses); and (ii) a five-year lease for approximately 6,622 square feet at an Escalated Rent per square foot of approximately $18.75 (based on 1998 estimated operating and other expenses).

    o Christiana Corporate Center: A Development Entity in which the Company owns a 50% interest and an affiliate of The Commonwealth Group owns a 50% interest is currently in the process of developing a three-story office property in Newark, Delaware which is expected to contain approximately 150,000 net rentable square feet upon completion. Total project costs are estimated to be $17.0 million, with construction scheduled to be completed during the second quarter of 1998. This property has been fully pre-leased to Computer Sciences Corporation under a nine-year lease. Project costs are being financed primarily through a $14.5 million third party construction loan, the repayment of which has been guaranteed by the Company.

    o Tower Bridge Corporate Center: A Development Entity in which the Company owns a 65% interest and an affiliate of Oliver Tyrone Pulver Corporation owns a 35% interest is currently in the process of developing a four-story office property (to be known as "Four Tower Bridge") in West Conshohocken, Pennsylvania which is expected to contain approximately 85,000 net rentable square feet upon completion. Total project costs are estimated at $16.8 million, with construction scheduled to be completed during the fourth quarter of 1998. Project costs are being financed primarily through a $16.8 million third-party construction loan. The Company has committed funds to provide for the repayment of such loan. In conjunction with the Four Tower Bridge transaction, an affiliate of Oliver Tyrone Pulver Corporation agreed to admit the Company as a 35% partner in an existing partnership that owns a four-story office property (known as "Two Tower Bridge") containing approximately 83,000 net rentable square feet. Two Tower Bridge, located in Conshohocken, Pennsylvania, was 100% leased as of December 31, 1997. The Company expects to acquire its 35% interest in such partnership for approximately $2.5 million during the second quarter of 1998 and the amount invested by the Company in such partnership will be entitled to a 10% preferred return.

     Redevelopments

    o 8000 Lincoln Drive: This three-story office property, located in Marlton, New Jersey and in close proximity to 11 other Properties owned by the Company, was acquired in December 1996 at a purchase price of approximately $3.0 million ($55 per square foot). The Company completed an extensive renovation of this Property during the first quarter of 1997 at a cost of approximately $1.6 million. This Property is currently fully leased to two tenants, Computer Sciences Corporation and Blue Cross Blue Shield of New Jersey, Incorporated.

    o 4000 Midlantic Drive: This four-story office property, located in Mount Laurel, New Jersey, contains approximately 46,945 net rentable square feet and was acquired in May 1997 as part of a six-property portfolio acquisition. The Company expects to complete an extensive renovation of this Property by the end of the second quarter of 1998 at a cost of approximately $1.4 million ($30 per square foot). This Property has been fully leased to Axiom, Inc. under a 10-year lease scheduled to commence upon completion of the renovation.

    o 5 and 6 Cherry Hill Executive Campus: These two-story and five-story office properties (collectively, the "Pending Redevelopment Properties") located in Cherry Hill, New Jersey, were acquired in October 1997. The Pending Redevelopment Properties contain approximately 171,200 net rentable square feet and were purchased for an aggregate price of approximately $3.5 million ($20 per square feet). The Company expects to complete an extensive renovation of the Pending Redevelopment Properties by the end of the fourth quarter of 1998 and, concurrent with renovation activities, to institute a marketing program designed to fully lease them.

    o Route 202 Venture: On December 31, 1997, a Development Entity in which the Company owns a 50% interest acquired a two-story property located in Delaware County, Pennsylvania containing approximately 72,000 net rentable square feet for a purchase price of approximately $2.5 million. The Company expects to complete an extensive renovation of this property during 1998 through its interest in such Development Entity and to re-lease the property for office use.

     The Company directly, and indirectly through Development Entities, is actively evaluating the timing of commencement of six additional development and redevelopment projects aggregating approximately 700,000 net rentable square feet. The Company anticipates commencing development and redevelopment of certain of these projects by the second quarter of 1998. Two of the development projects aggregating approximately 370,000 net rentable square feet would be conducted through joint ventures the terms of which the Company is currently negotiating. There can be no assurance that any or all of these developments or redevelopments will be commenced or completed.

     Since the third quarter of 1997, the Company has acquired equity interests in five Development Entities in order to pursue specific acquisition and development opportunities consistent with the Company's investment strategy. As of January 6, 1998, the Company has invested or committed to invest an aggregate of approximately $11.3 million in the Development Entities, and such investments, when funded, are generally entitled to a 10% preferred return. The total amount invested or committed for investment in the Development Entities represents approximately 1.8% of the Company's aggregate investments since January 1, 1997. The Company has also provided, and expects to continue to provide, guaranties of construction loans that will fund the developments being undertaken by the Development Entities. As of January 6, 1998, the Company has guaranteed payment of a $14.5 million construction loan, has guaranteed payment of up to $500,000 of a property acquisition loan and has guaranteed payment of a $16.8 million construction loan. Payment under these guaranties would constitute loan obligations of the applicable Development Entity payable to the Company or preferred equity positions in the applicable Development Entity in favor of the Company.


Pending Acquisition

     As part of its ongoing business, the Company actively seeks opportunities to acquire additional properties on favorable terms. In furtherance of its business objectives, the Company has entered into an agreement to acquire the properties comprising the Pending Acquisition, which consists of eight office properties and six industrial facilities that contain an aggregate of approximately 941,000 net rentable square feet, for an aggregate purchase price of approximately $55.5 million, or approximately $60 per square foot. The Company estimates that the weighted average purchase price of the Pending Acquisition (including the approximately 19 acres of land to be acquired as part of such acquisition) represents approximately 85% of its weighted average replacement cost. If the Company were to consummate the purchase of the Pending Acquisition, the Company's portfolio would consist of 154 properties (126 of which are office properties and 28 of which are industrial properties) containing an aggregate of approximately 10.0 million net rentable square feet. The Company expects to pay the purchase price of the Pending Acquisition with borrowings under the Credit Facility. The consummation of the purchase of the Pending Acquisition is subject to satisfaction of numerous conditions, including, without limitation, the completion of due diligence and approval of the Company's Board of Trustees. No assurances can be given that the Company will successfully consummate the Pending Acquisition.


Other Potential Acquisitions

     Although no definitive agreements have been entered into, the Company is in various stages of negotiation with respect to the acquisition of numerous interests in additional office buildings and industrial facilities. No assurance can be given that the Company will be successful in acquiring any or all of such properties.


Distributions

     On December 5, 1997, the Company announced a 2.8% increase in its regular quarterly distribution on its Common Shares from $0.36 per share to $0.37 per share, which on an annualized basis is equal to $1.48 per Common Share. This represents the fifth increase in the Company's quarterly distribution in the last six quarters. There can be no assurance that future distributions will increase at the historical rate or that the current distribution rate will be maintained. See "Price Range of Common Shares and Distribution History."


Expansion of Credit Facility

     On January 5, 1998, the Company replaced its $150 million secured revolving credit facility (the "1997 Credit Facility") with a $300 million unsecured revolving credit facility (the "Credit Facility"). The Credit Facility enables the Company to borrow funds at a reduced interest rate equal to the 30, 60, 90 or 180-day LIBOR, plus, in each case, a range of 100 to 137.5 basis points, depending on the Company's then existing leverage and debt rating. Alternatively, the Company can borrow funds at the Prime Rate plus 25 basis points or the Fed Funds Rate plus 50 basis points. As of January 29, 1998, amounts outstanding under the Credit Facility bore interest at the rate of 7.07% per annum. Following the Offering and the application of the net proceeds therefrom, approximately $94.2 million will be outstanding under the Credit Facility. The Credit Facility matures on January 5, 2001 and is extendable to January 5, 2002 by the Company in the absence of default and upon payment of a fee. The Credit Facility requires the Company to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios based on book value and debt service coverage ratios, limitations on additional indebtedness, liens and distributions and a minimum net worth requirement.

     To facilitate certain 1998 property acquisitions, on January 5, 1998, the Company also obtained an additional unsecured credit facility (the "Additional Credit Facility") permitting advances of up to $100 million. The Additional Credit Facility bears interest at a per annum floating rate equal to the 30-day LIBOR plus 150 basis points and matures on May 5, 1998, subject to a 90-day extension upon satisfaction of certain conditions. The Company expects to repay all amounts outstanding under the Additional Credit Facility with proceeds of the Offering.


New York Stock Exchange Listing

     On October 21, 1997, the Company changed the listing of its Common Shares from the American Stock Exchange to the NYSE. The Company believes that its listing on the NYSE will enhance shareholder value by increasing the liquidity of the Common Shares and increasing the appeal of the Common Shares to institutional investors.

                                  The Offering

Common Shares offered hereby ...............................   10,000,000
Common Shares to be outstanding after the Offering .........   35,238,298(1)
Use of Proceeds ............................................   To repay amounts outstanding under the Addi-
                                                               tional Credit Facility and the Credit Facility.
NYSE Symbol ................................................   BDN

---------------
(1) Includes: (i) 443,557 "restricted" Common Shares issued to executives of the Company on January 2, 1998 of which 396,040 shares vest over an eight-year period and 47,517 shares vest over a five-year period; and (ii) 455,039 Common Shares reserved for issuance upon the conversion of units of limited partnership interests ("Units") in the Operating Partnership into Common Shares. Excludes 2,805,808 Common Shares reserved for issuance upon the exercise of warrants and options. Options to purchase 1,737,261 of such Common Shares have been granted subject to shareholder approval and, if not approved by shareholders, convert into share appreciation rights exercisable for a cash payment from the Company.


                    Summary Selected Financial Information

     The following table sets forth summary selected consolidated financial and operating data for the Company as of September 30, 1997, and for the nine months ended September 30, 1997 and 1996, and for the year ended December 31, 1996. The historical financial data for the year ended December 31, 1996 have been derived from the Company's audited financial statements. The historical financial data for the nine months ended September 30, 1997 and 1996 have been derived from the Company's unaudited financial statements. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.

     The unaudited selected pro forma financial and operating information is presented as if (i) the Company had consummated all of its property acquisitions (including the Pending Acquisition) and all of its Common Share offerings completed to date on September 30, 1997 for balance sheet and property data purposes and at the beginning of the period presented for purposes of the operating and other data, and (ii) the Company had consummated the Offering and applied the net proceeds thereof as set forth herein under the caption "Use of Proceeds." The pro forma financial information is not necessarily indicative of what the results of operations of the Company would have been for the periods indicated, nor does it purport to represent the Company's future results of operations.

                                                          Nine Months Ended                        Year Ended
                                                            September 30,                         December 31,
                                             -------------------------------------------  -----------------------------
                                                                     Historical
                                                Pro Forma    ---------------------------     Pro Forma      Historical
                                                  1997            1997           1996          1996            1996
                                             --------------  --------------  -----------  --------------  -------------
                                                               (in thousands, except per share data)
Operating Data:
Revenue-
  Base rents ..............................   $    81,538     $    32,290     $  4,063     $   100,554     $    8,462
  Tenant reimbursements ...................        11,532           5,731          467          14,607          1,372
  Other ...................................         1,220             818           69             979            196
                                              -----------     -----------     --------     -----------     ----------
   Total revenue ..........................        94,290          38,839        4,599         116,140         10,030
                                              -----------     -----------     --------     -----------     ----------
Expenses-
  Interest ................................        11,824           4,899        1,342          15,945          2,751
  Depreciation and amortization ...........        23,527          10,051        1,173          29,784          2,836
  Property expenses .......................        36,129          14,805        1,867          48,016          3,709
  General and administrative ..............           705             705          439             973            825
                                              -----------     -----------     --------     -----------     ----------
   Total expenses .........................        72,185          30,460        4,821          94,718         10,121
                                              -----------     -----------     --------     -----------     ----------
Income (loss) before equity in income
  of management company and
  minority interest .......................        22,105           8,379         (222)         21,422            (91)
Equity in income (loss) of management
  company .................................         1,203             332           54           1,331            (26)
                                              -----------     -----------     --------     -----------     ----------
Income (loss) before minority interest             23,308           8,711          168          22,753           (117)
Minority interest in (income) loss ........          (484)           (256)          40            (472)           (45)
                                              -----------     -----------     --------     -----------     ----------
Income (loss) .............................        22,824           8,455         (128)         22,281           (162)
Income allocated to Preferred Shares ......          (499)           (499)        ----          (2,248)          (401)
                                              -----------     -----------     --------     -----------     ----------
Income (loss) allocated to Common
  Shares ..................................   $    22,325     $     7,956     $   (128)    $    20,033     $     (563)
                                              ===========     ===========     ========     ===========     ==========
Weighted average number of shares
  outstanding .............................    34,134,025      12,285,557      676,801      32,329,515      1,302,648
Earnings per share:
  Income (loss) allocated to Common
   Shares .................................   $      0.65     $      0.65     $  (0.19)    $      0.62     $    (0.43)

                                                              September 30, 1997
                                                           -------------------------
                                                            Pro Forma    Historical
                                                           -----------   -----------
Balance Sheet Data:
Real estate investments, net of accumulated depreciation    $849,808      $462,772
Total assets ...........................................     881,374       494,338
Mortgages and notes payable ............................     194,619        61,984
Total liabilities ......................................     211,735        79,100
Minority interest ......................................      14,402         4,894
Beneficiaries' equity ..................................     655,237       410,344

                                                          Nine Months Ended                        Year Ended
                                                            September 30,                         December 31,
                                             -------------------------------------------   ---------------------------
                                                                     Historical
                                               Pro Forma     ---------------------------     Pro Forma      Historical
                                                  1997            1997           1996           1996           1996
                                             -------------   -------------   -----------   -------------   -----------
                                                  (in thousands, except per share data and number of Properties)
Other Data:
Funds from Operations (a) ................      $46,216       $   18,127      $  1,001        $51,966       $   2,103
Cash flows provided by (used in):
  Operating activities ...................            (b)         20,462           887              (b)         2,536
  Investing activities ...................            (b)       (319,963)       (9,914)             (b)       (35,369)
  Financing activities ...................            (b)        301,187        10,046              (b)        50,272
Cash distributions per share .............            (b)     $     1.07      $   0.57              (b)     $    0.82
Property Data:
Number of Properties owned at period end..         154                93            24           154               37
Gross net rentable square feet owned at
  period end .............................      10,048             5,845         1,334        10,048            1,994

---------------
(a) Management generally considers Funds from Operations to be a useful measure of the operating performance of an equity REIT because, together with net income and cash flows, Funds from Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds from Operations does not represent net income or cash flows from operations as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all of the Company's cash needs, including principal amortization, capital improvements and distributions to shareholders. Funds from Operations also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP. Further, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of Funds from Operations. The Company adopted the NAREIT definition of Funds from Operations in 1996 and has used it for all periods presented. Funds from Operations is calculated as net income (loss) adjusted for depreciation expense attributable to real property, amortization expense attributable to capitalized leasing costs, tenant allowances and improvements, gains on sales of real estate investments and extraordinary and nonrecurring items. Funds from Operations for the year ended December 31, 1996 (historical) was calculated on a net minority interest basis; all other periods presented are calculated assuming all Units have been converted into Common Shares.

(b) Pro forma information relating to cash flows from operating, investing and financing activities and cash distribution information has not been included because management believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.

                                  THE COMPANY
     The Company is a self-administered, self-managed and fully integrated REIT active in acquiring, developing, redeveloping, leasing and managing suburban office and industrial properties. The Company currently owns a portfolio of real estate assets located primarily in portions of the Mid-Atlantic Region and believes it is one of the largest owners of office and industrial properties in the Suburban Philadelphia Office and Industrial Market. The Company's portfolio includes 118 office properties and 22 industrial facilities (128 of which are Class A Properties) that contain an aggregate of approximately 9.1 million net rentable square feet. Certain of the Properties serve as flex facilities, accommodating office use, warehouse space and research and development activities. As of January 6, 1998, the Properties (excluding Properties under development or redevelopment) were approximately 92.5% leased to 883 tenants. The Company also owns, and holds options to purchase, approximately 245.5 acres of undeveloped land directly, and owns or holds options to purchase approximately 35.5 acres of undeveloped land through its economic interests in the Development Entities. The Company believes that this undeveloped land can accommodate development of at least 1.5 million net rentable square feet of office space and 340,000 net rentable square feet of industrial space. Two of the Development Entities are currently constructing two Class A suburban office properties which are scheduled for completion in 1998 and are expected to contain an aggregate of approximately 235,000 net rentable square feet.

     As a result of its business objective of increasing cash available for distribution and maximizing shareholder value, the Company has recently experienced rapid growth. Since January 1, 1997, the Company has acquired 84 office properties containing approximately 5.9 million net rentable square feet and 19 industrial facilities containing approximately 1.2 million net rentable square feet and, together with the Development Entities, has acquired ownership of, or options to purchase, approximately 281 acres of undeveloped land. The aggregate purchase price for the 103 Properties acquired by the Company since January 1, 1997 was approximately $631.2 million. The Company believes that, through the expertise and extensive relationships of its management and its flexible capital structure, it will continue to identify and capitalize on substantial opportunities for additional real estate investments from a variety of sources, including institutional and private holders of real estate seeking liquidity or reduction in their holdings or tax-deferred dispositions.

     The Company's business objective is to increase cash available for distribution and to maximize shareholder value. The Company believes that its proven ability to structure innovative transactions provides it with a competitive advantage in making real estate investments and enhances its ability to execute its investment strategy. Total return to shareholders from the Company's December 2, 1996 public offering through January 29, 1998 was approximately 56%, comprised of share price appreciation of approximately 47% and cumulative distributions of $1.55 per share. There can be no assurance that comparable results will be achieved by the Company's shareholders in the future.

     The Company believes it has established an effective platform in the Philadelphia Suburban Office and Industrial Market that provides a foundation for achieving the Company's goal of maximizing market penetration and operating economies of scale. The Company believes this platform provides a basis to continue its penetration into additional submarkets in the Mid-Atlantic Region through strategic acquisitions structured to increase cash available for distribution and maximize shareholder value. The Company continuously evaluates submarkets within the Mid-Atlantic Region for attractive investment opportunities. Based on its evaluation of market conditions, the Company believes that those submarkets of the Mid-Atlantic Region where it expects to target future acquisitions offer attractive investment opportunities for companies that are well-capitalized, managed by experienced real estate owners with extensive knowledge of local market conditions, and able to realize operating efficiencies associated with an increasing scale of operations. The Company further believes that the foundation of its growth will consist of: (i) the quality and strategic location of the Properties and additional properties added to its portfolio; (ii) the Company's ability to provide superior services to its tenants; (iii) the knowledge and experience of its senior management team; (iv) the limited new construction of office space in those submarkets of the Mid-Atlantic Region where it expects to target future acquisitions; (v) the presence of motivated institutional sellers; and (vi) the limited capital available to some of the Company's competitors for acquisitions and capital improvements. The Company believes that its January 5, 1998 acquisition of a portfolio of 22 office properties (21 of which are Class A) and its agreement to acquire the Frederick Property in selected submarkets in the Mid-Atlantic Region represent a significant step in its continuing economic diversification and provides it with a platform to continue to make strategic acquisitions structured to maximize shareholder value.

Business and Growth Strategies

     The Company's strategy is to concentrate its real estate activities in submarkets within the Mid-Atlantic Region where it believes that: (i) barriers to entry (such as zoning restrictions, infrastructure limitations and limited developable land) are likely to create supply constraints on office and industrial space; (ii) current market rents do not justify new construction;
(iii) it can maximize market penetration by accumulating a critical mass of properties and thereby enhance operating efficiencies; and (iv) there is potential for economic growth. The Company believes that certain economic fundamentals in the Mid-Atlantic Region provide an attractive environment for owning, acquiring, operating and selectively developing and redeveloping Class A office and industrial properties. The Mid-Atlantic Region is estimated to have a population in excess of 62 million people, approximately one-quarter of the total population of the United States. Within the Mid-Atlantic Region, the Company has targeted several markets, including the Suburban Philadelphia Office and Industrial Market, Northern/Central New Jersey, Delaware, Pittsburgh, Baltimore, Harrisburg and Cincinnati, for future office and industrial property acquisitions.

     The Company's business objective is to increase cash available for distribution and to maximize shareholder value by: (i) maximizing cash flow through leasing strategies designed to capture potential rental growth as rental rates increase and as below-market leases are renewed; (ii) ensuring a high tenant retention rate through an aggressive tenant services program responsive to the varying needs of the Company's diverse base of 883 tenants; (iii) broadening its geographic and economic diversification while maximizing economies of scale; (iv) acquiring high-quality office and industrial properties and portfolios of such properties at attractive yields in selected submarkets within the Mid-Atlantic Region, which management expects will experience economic growth; (v) capitalizing on management's redevelopment expertise to selectively acquire, redevelop and reposition underperforming properties in desirable locations; (vi) acquiring land in anticipation of developing office or industrial properties on a build-to-suit basis, under circumstances where significant pre-leasing can be arranged or as otherwise warranted by market conditions; (vii) enhancing the Company's investment strategy through the pursuit of joint venture opportunities with high quality partners having attractive real estate holdings or significant financial resources; and (viii) optimizing the use of debt and equity financing to create a flexible and conservative capital structure that will enable the Company to continue its aggressive growth strategy.


Management and Operating Strategy

     The Company expects to realize and increase growth in cash available for distribution and to maximize shareholder value due to the strength and experience of its management team through:

   o Continued Emphasis on Full-Service Regional Offices: Consistent with its view that real estate is a local business, the Company has established four full-service, fully integrated regional offices. These offices engage in a full range of asset management services, including leasing, marketing, property management, maintenance and construction services, and each is headed by a senior executive who maintains extensive relationships within the local brokerage and business community. These offices are designed to work in concert with the Company's centralized accounting, financial reporting, acquisition and development teams.

   o Tenant Services: The accumulation of a large property portfolio has enabled the Company to improve tenant services at a decreased marginal cost. Through a program designed to ensure consistent and responsive services to a diverse and expanding tenant base, the Company seeks to foster tenant loyalty and maintain a high tenant retention rate. The Company believes that its tenant services program will contribute to the Company's cash available for distribution by minimizing vacancies and expenditures associated with the re-leasing of space.

   o Contractual Rental Rate Increases: As of January 6, 1998, 404 leases, representing approximately 52.8% of the leased square feet at the Properties, include built-in contractual rental rate increases. Between January 6, 1998 and December 31, 1999, the contractual base rents under such leases are expected to increase by an aggregate of approximately $6.4 million (not including increases attributable to the transition from free or partial rent to full rent, or rent increases under leases that are tied to indices such as the consumer price index).

   o Lease-up of Expiring/Vacant Space: The Company expects to experience cash flow growth through the potential re-leasing of approximately 2.5 million net rentable square feet of space (approximately 77% of which is office space) under leases at the Properties that expire between January 6, 1998 and December 31, 1999. The office leases and industrial leases have a weighted average Escalated Rent as of their expiration dates of $17.80 per square foot and $7.80 per square foot, respectively. The Company believes that this weighted average Escalated Rent per square foot is below rental rates achievable at the Properties. In addition, the Company may realize additional cash flow through the potential leasing of part or all of the approximately 683,000 net rentable square feet of vacant space at the Properties as of January 6, 1998. There can be no assurance, however, that the Company will meet any of the foregoing expectations.


Acquisition Strategy

     The Company believes that it will continue to be able to identify and capitalize on acquisition opportunities through: (i) the significant real estate market expertise of its management; (ii) its relationships with private and institutional real estate owners, potential sellers of individual and portfolio properties, real estate brokers and tenants in the Suburban Philadelphia Office and Industrial Market, which relationships have been developed over time by the Company's management and Board of Trustees; (iii) its current market penetration in the Suburban Philadelphia Office and Industrial Market and its growing presence in additional submarkets in the Mid-Atlantic Region; (iv) its access to capital as a public company, including but not limited to proceeds available under the Credit Facility and the ability to exchange limited partnership interests in the Operating Partnership for interests in properties, thereby permitting certain sellers to defer the tax gain associated with the sale of such properties; and (v) its fully integrated real estate operations, which allow the Company to respond quickly to acquisition opportunities. The Company's acquisition program will continue to concentrate on both portfolio and individual acquisitions in selected submarkets in the Mid-Atlantic Region.

     The Company will seek to acquire additional office and industrial properties that meet one or more of the following investment criteria: (i) the property is well-designed, well-constructed and well-situated within the Mid-Atlantic Region; (ii) the property offers attractive current yield and long-term growth potential based on its occupancy characteristics, including lease structure, tenant credit and occupancy history; (iii) the property can be acquired at a discount from replacement cost; (iv) the property is subject to below-market leases that create the potential for significant rental rate increases; and (v) the property is located in a submarket of the Mid-Atlantic Region that contains barriers to entry and repositioning opportunities. Consistent with this acquisition strategy, since January 1, 1997, the Company has purchased 103 Properties containing approximately 7.1 million net rentable square feet for an aggregate purchase price of approximately $631.2 million. This investment represents a weighted average purchase price of $100.45 per square foot for the office properties and $35.94 per square foot for the industrial properties.


Development and Redevelopment Strategy

     As the real estate markets continue to improve, with rental rates increasing and approaching levels that support new construction, the Company expects to aggressively pursue a land acquisition, development and redevelopment strategy. The Company seeks to acquire land and to develop properties in markets where (i) strong demand for office and industrial space has caused, or is expected to cause, occupancy rates to remain high and (ii) there is a limited supply of land available for new development. In furtherance of its strategy, the Company, directly and indirectly through the Development Entities, owns or holds options to purchase approximately 281 acres of undeveloped land. The Company believes that such undeveloped land can accommodate at least 1.5 million net rentable square feet of office space and 340,000 net rentable square feet of industrial space. The Company will seek to develop this land on a build-to-suit basis, under circumstances where significant pre-leasing can be arranged or as otherwise warranted by market conditions. In certain circumstances, development of such land is subject to receipt of land development, zoning and other necessary approvals, and there can be no assurance that the Company will be able to obtain any such approvals.

     The Company's management team has experience in all phases of the development and redevelopment process, including market analysis, site selection, zoning, design, pre-development leasing, construction and permanent financing and construction management.

     During the fourth quarter of 1997, the Company completed development of a two-story office property containing approximately 30,000 net rentable square feet within the Horsham Business Center in Horsham, Pennsylvania at a total project cost of approximately $3.8 million. During 1998, the Company, through its interest in two Development Entities, expects to complete the development of a three-story office property containing approximately 150,000 net rentable square feet in Newark, Delaware and a four-story office property containing approximately 85,000 net rentable square feet in West Conshohocken, Pennsylvania. In addition, during the first quarter of 1997, the Company completed an extensive renovation of a three-story office property located in Marlton, New Jersey, and during 1998 expects to complete the redevelopment of three mid-rise office properties in Mount Laurel Township and Cherry Hill, New Jersey and, through its interest in a Development Entity, a two-story office property in Delaware County, Pennsylvania.


Financing Policies

     As a general policy, the Company intends, but is not obligated, to adhere to a policy of maintaining a debt-to-total market capitalization ratio of no more than 50%. This policy is intended to provide the Company with financial flexibility to select the optimal source of capital with which to finance its growth. Upon the closing of the Offering and the application of the net proceeds therefrom, and assuming the Pending Acquisition is consummated, the Company's debt-to-total market capitalization ratio will be approximately 19.1% (approximately 15.8% if the Underwriters' over-allotment option is exercised in full). Because such ratio is based upon the market values of equity, it will fluctuate with changes in the price of the Common Shares.



Organization

     Brandywine Realty Trust is organized as a Maryland real estate investment trust and owns its assets and conducts its operations through the Operating Partnership and subsidiaries of the Operating Partnership. As of the date of this Prospectus Supplement, the Company owns an approximately 98.2% interest in the Operating Partnership. The structure of the Company as an "UPREIT" is designed to permit persons contributing properties (or interests therein) to the Company to defer some or all of the tax liability they might otherwise incur. The Company conducts its real estate management services through a management company. The Company, through its indirect ownership of stock of the management company, is entitled to receive 95% of amounts paid as dividends by the management company.

     The Company's executive offices are located at 16 Campus Boulevard, Newtown Square, Pennsylvania 19073 and its telephone number is (610) 325-5600.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering, are expected to be approximately $227.3 million (approximately $261.5 million if the Underwriters' over-allotment option is exercised in full). The Company will contribute all of the net proceeds to the Operating Partnership, which will use such contribution to repay all amounts outstanding under the Additional Credit Facility ($24.7 million plus accrued interest) and approximately $202.6 million of the $296.8 million outstanding under the Credit Facility, which amounts had been used by the Company to finance a portion of the Properties acquired during 1997 and 1998. If the Underwriters' over-allotment option is exercised in full, the Company expects to use the additional net proceeds to repay additional amounts under the Credit Facility and for working capital purposes. As of January 29, 1998, the weighted average interest rate on the indebtedness expected to be repaid with net proceeds of the Offering was 7.1% and the maturity date of such indebtedness was May 5, 1998 (in the case of the Additional Credit Facility) and January 5, 2001 (in the case of the Credit Facility). Immediately following the consummation of the Offering and assuming the Pending Acquisition is consummated, the Company expects to have remaining outstanding indebtedness of approximately $199.6 million. See "Business and Properties--Debt."

             PRICE RANGE OF COMMON SHARES AND DISTRIBUTION HISTORY


     The Common Shares are traded on the NYSE under the symbol "BDN." On January 2, 1998, there were approximately 316 holders of record of the Common Shares. On January 29, 1998, the last reported sale price of the Common Shares on the NYSE was $24 3/16. The following table sets forth the quarterly high and low closing sale price per share reported on the American Stock Exchange for the indicated periods through October 20, 1997 and on the NYSE for the indicated periods subsequent to October 20, 1997 and the distributions paid by the Company with respect to each such period. The data below has been adjusted to give effect to the one-for-three reverse split of the Common Shares effected on November 25, 1996.

                                                           Share Price     Share Price        Distributions
                                                               High            Low         Declared for Quarter
                                                          -------------   -------------   ---------------------
First Quarter 1996 ....................................      $ 16 5/16       $ 10 5/16           $ 0.18(1)
Second Quarter 1996 ...................................      $  22 1/8       $15 15/16           $ 0.18(2)
Third Quarter 1996 ....................................      $  18 3/8       $  16 7/8           $ 0.21(3)
Fourth Quarter 1996 ...................................      $  19 3/4       $      15           $ 0.25(4)
                                                             ---------       ---------           ---------
First Quarter 1997 ....................................      $      22       $  19 3/8           $ 0.35
Second Quarter 1997 ...................................      $  20 3/4       $  18 3/8           $ 0.36
Third Quarter 1997 ....................................      $23 15/16       $  20 1/4           $ 0.36
Fourth Quarter 1997 ...................................      $  25 1/8       $  22 7/8           $ 0.37(5)
                                                             ---------       ---------           ---------
First Quarter 1998 (through January 29, 1998) .........      $  26 3/8       $  23 5/8           N/A

------------
(1) On May 1, 1996, the Company declared a distribution of $0.18 per share relating to first quarter operations that was paid to shareholders of record as of May 10, 1996.

(2) On July 11, 1996, the Company declared a distribution of $0.18 per share relating to second quarter operations that was paid to shareholders of record as of July 26, 1996.

(3) On November 1, 1996, the Company declared a distribution of $0.21 per share relating to third quarter operations that was paid to shareholders of record as of November 11, 1996.

(4) Represents a distribution at a rate per share of $0.21 for the period from October 1, 1996 through December 1, 1996 (the day prior to the closing of the December 2, 1996 public offering of Common Shares) and a distribution at a rate per share of $0.35 for the period from December 2, 1996 through December 31, 1996.

(5) Represents a distribution payable on January 15, 1998 to shareholders of record as of December 15, 1997. This distribution will not be payable on Common Shares purchased in the Offering.

     Future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as the Board of Trustees deems relevant. There can be no assurance that such distributions will be made by the Company.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company on a historical basis as of September 30, 1997 and as adjusted to give effect to: (i) the Property acquisitions consummated subsequent to September 30, 1997; (ii) the consummation of the Pending Acquisition; (iii) 751,269 Common Shares issued in a public offering in December 1997; and (iv) the issuance of Common Shares in the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds." The information set forth in the table should be read in conjunction with the summary selected financial information presented elsewhere in this Prospectus Supplement and the financial statements of the Company and notes thereto incorporated by reference in the accompanying Prospectus.

                                                                             As of September 30, 1997
                                                                          -------------------------------
                                                                           Historical       As Adjusted
                                                                          ------------   ----------------
                                                                                  (in thousands)
Debt:
   Mortgages and notes payable ........................................    $  47,984       $   47,984
   Credit Facility ....................................................       14,000          146,635(1)
Minority Interest in the Operating Partnership ........................        4,894           14,402
Preferred Shares, $.01 par value per share; 5,000,000 shares authorized           --               --
Beneficiaries' Equity:
   Common Shares of beneficial interest, $.01 par value per share;
    100,000,000 shares authorized; 23,336,046 historical and
    34,087,315 as adjusted shares issued and outstanding ..............          234              341(2)
   Additional paid-in capital .........................................      428,787          673,573
   Share warrants .....................................................          962              962
   Cumulative earnings ................................................        5,209            5,209
   Cumulative distribution ............................................      (24,848)         (24,848)
                                                                           ---------       ------------
      Total beneficiaries' equity .....................................      410,344          655,237
                                                                           ---------       ------------
         Total capitalization .........................................    $ 477,222       $  864,258
                                                                           =========       ============

------------
(1) Subsequent to September 30, 1997, the Company borrowed additional amounts under the 1997 Credit Facility, the Additional Credit Facility and the Credit Facility to fund the purchase of certain of the Properties and for working capital purposes. The 1997 Credit Facility was repaid and fully retired with the proceeds of the Credit Facility. As of January 29, 1998, the amounts outstanding under the Additional Credit Facility and Credit Facility aggregated $321.5 million. The Company expects to use net proceeds from the Offering to repay an aggregate of $227.3 million under the Additional Credit Facility and the Credit Facility and accrued interest thereon. See "Use of Proceeds."

(2) Excludes: (i) 252,387 Common Shares issued upon redemption of Units after September 30, 1997; (ii) 455,039 Common Shares reserved for issuance upon the redemption of Units into Common Shares; (iii) 443,557 "restricted" Common Shares issued to executives of the Company on January 2, 1998 of which 396,040 shares vest over an eight-year period and 47,517 shares vest over a five-year period; and (iv) 2,805,808 Common Shares reserved for issuance, upon the exercise of warrants and options. Options to purchase 1,737,261 of such Common Shares have been granted subject to shareholder approval and, if not approved by shareholders, convert into share appreciation rights exercisable for a cash payment from the Company.

                            BUSINESS AND PROPERTIES

General

     The Properties include (i) 118 suburban office properties totaling approximately 7.6 million net rentable square feet and (ii) 22 industrial facilities totaling approximately 1.5 million net rentable square feet. The Company and/or its predecessor developed 20 of the Properties and the Company, through its real estate management services company, currently manages 138 of the Properties. The Properties are located in Pennsylvania, New Jersey, Delaware, Maryland, North Carolina and Ohio. As of January 6, 1998, 122 of the Properties, or approximately 82% of the Company's portfolio based on net rentable square feet, were located in the Suburban Philadelphia Office and Industrial Market.

     The Properties are easily accessible from major thoroughfares and are in close proximity to numerous amenities, including restaurants, retail shopping malls, hotels, schools and banks. As of January 6, 1998, the Properties (excluding Properties under development or redevelopment) were approximately 92.5% leased to 883 tenants. The Company's tenants include many service sector employers, as well as a large number of professional firms and local, national and international businesses.

     The weighted average age of the Properties is approximately 13 years. The Company's 20 largest tenants (based on Escalated Rent at January 6, 1998) account for approximately 27.7% of the Company's total Escalated Rent and approximately 26.1% of the Company's leased square feet and have a weighted average remaining lease term of approximately 5.3 years. As of January 6, 1998, affiliates of General Electric Company, the Company's largest tenant, accounted for approximately 4.5% of the Company's aggregate Escalated Rent, and only eight other tenants individually represented more than 1.0% of such aggregate Escalated Rent.

     The Company's leases are typically structured for terms of three, five, seven or ten years. Due to conditions within the Company's markets, the Company utilizes three primary lease structures: (i) triple net leases under which tenants are required to pay all real property taxes, insurance and expenses of maintaining the leased space); (ii) full service leases under which tenants typically pay for all real estate taxes and operating expenses above those for an established base year); and (iii) gross leases under which tenants pay a fixed rent without responsibility to make additional payment for expenses.


Expansion Within the Mid-Atlantic Region

     The primary focus of the Company's activities has historically been in the Suburban Philadelphia Office and Industrial Market and, as of January 6, 1998, approximately 82% of the Company's net rentable office and industrial space was located within that market. As the Company has grown, it has been assessing, and continues to assess, expansion opportunities in additional markets. Based on its assessment of real estate conditions in the Mid-Atlantic Region and economic conditions and trends, the Company believes that it will continue its selective expansion in various submarkets throughout the Mid-Atlantic Region.


Suburban Philadelphia Office and Industrial Market

     Philadelphia is the nation's fifth largest metropolitan area and is located at the center of the Northeast Corridor. The Philadelphia metropolitan area is served by an excellent transportation system. The combination of Interstate 95, Interstate 295, Interstate 476 (referred to locally as the "Blue Route") and the Pennsylvania and New Jersey Turnpikes form an integrated roadway system that loops the entire Philadelphia area and provides ready access, via car or bus, to all points in the Northeast Corridor, the Midwest and New England. Philadelphia's Amtrak station is one of the busiest train stations in the U.S., with hourly trains reaching Washington, D.C. in less than two hours and New York City in approximately one hour. In addition, the Philadelphia International Airport is served by national and international carriers flying to numerous domestic and foreign destinations.

     The Suburban Philadelphia Office and Industrial Market provides a well-diversified economic base which helps to insulate the region from the types of market vicissitudes that can adversely affect a single-sector economy. The Company's tenant mix is representative of the region's diversity as illustrated below.

                   Brandywine's Diversified Tenant Mix in the
               Suburban Philadelphia Office and Industrial Market

Communications/Utilities                     10%
Finance, Insurance & Real Estate             21%
Transportation                                8%
Other                                         8%
Engineering/Technical/Software                9%
Business/Consulting                           7%
Manufacturing                                20%
Health Care                                   9%
Retail Trade                                  8%

     The Company believes that current and projected economic trends in the Suburban Philadelphia Office and Industrial Market present a favorable economic climate for commercial real estate. According to Cushman & Wakefield of Pennsylvania, Inc., ("C&W"), there has been a decrease in the Class A office direct vacancy rate and an increase in the Class A office rental rates in the Pennsylvania submarkets of the Suburban Philadelphia Office and Industrial Market (identified in the Office Market Statistics table) from 1992 through September 30, 1997, as shown below.

                  Historical Overall Vacancy and Rental Rates
                         in the Pennsylvania Submarkets


                         Vacancy Rate(%)                Rental Rate($)
1992                          21.8%                         18.28
1993                          18.0%                         18.62
1994                          15.6%                         19.05
1995                          14.4%                         19.19
1996                           9.1%                         19.43
1997                           8.4%                         19.93

     The Company believes that the momentum in leasing activity and the minimal new construction that the Suburban Philadelphia Office and Industrial Market has experienced has had a positive impact on rental rates within the Suburban Philadelphia Office and Industrial Market. The Company further believes that the existence of below-market leases in its portfolio presents the opportunity to realize additional cash flow growth as its leases expire. In addition, the Company believes that the economics and fundamentals in the Suburban Philadelphia Office and Industrial Market are such that there are opportunities to acquire office and industrial properties at attractive yields. The following table indicates the inventories and availabilities of Class A office properties in the Suburban Philadelphia Office and Industrial Market as of September 30, 1997, based on information provided by C&W.

                             Suburban Philadelphia
                           Office Market Statistics
                        (excludes Philadelphia County)

                                                                   Overall       Class A
                                                  Class A         Available      Overall
                                                 Inventory          Space        Vacancy
               Submarket Name                  (Square Feet)    (Square Feet)    Rate(1)
               --------------                 ---------------  ---------------  ---------
King of Prussia/Valley Forge ...............      7,069,466         254,506         3.6%
Lehigh & Northampton .......................      3,795,822         481,382        12.7%
Southern Route 202 Corridor ................      3,030,522         588,439        19.4%
Blue Bell/Plymouth Mtg./Ft. Washington .....      2,559,568         121,584         4.8%
Horsham/Willow Grove/Jenkintown ............      2,037,839         197,378         9.7%
Bala Cynwyd ................................      1,912,927         103,600         5.4%
Main Line ..................................      1,796,290          76,052         4.2%
Southern Bucks County ......................      1,527,169         210,085        13.8%
Conshohocken ...............................        776,018          17,100         2.2%
                                                  ---------         -------        ----
Total/Weighted Average Pennsylvania
 Suburbs ...................................     24,505,621       2,050,126         8.4%
                                                 ----------       ---------        ----
Burlington County ..........................      1,251,569         148,254        11.8%
Camden County ..............................        733,900          74,625        10.2%
                                                 ----------       ---------        ----
Total/Weighted Average Southern
 New Jersey ................................      1,985,469         222,879        11.2%
                                                 ----------       ---------        ----
Total/Weighted Average Suburban
 Philadelphia ..............................     26,491,090       2,273,005         8.6%
                                                 ==========       =========        ====

                                                                        Leasing
                                                  Absorption           Activity           C&W
                                                January 1, 1997     January 1, 1997     Weighted
                                               to September 30,    to September 30,     Average
                                                     1997                1997            Rental
               Submarket Name                    (Square Feet)     (Square Feet)(2)     Rates(3)
               --------------                 ------------------  ------------------  -----------
King of Prussia/Valley Forge ...............        135,053              858,351       $  23.23
Lehigh & Northampton .......................        (97,881)             110,680          14.69
Southern Route 202 Corridor ................         29,352              340,132          22.03
Blue Bell/Plymouth Mtg./Ft. Washington .....         (5,066)             327,104          20.26
Horsham/Willow Grove/Jenkintown ............        (27,441)             154,137          19.76
Bala Cynwyd ................................         19,021              173,554          27.46
Main Line ..................................         53,087              109,997          25.15
Southern Bucks County ......................          8,416              150,936          18.48
Conshohocken ...............................         44,112              102,058          23.25
                                                    -------              -------       --------
Total/Weighted Average Pennsylvania
 Suburbs ...................................        158,653            2,326,949          19.93
                                                    -------            ---------       --------
Burlington County ..........................        (28,668)             293,628          21.39
Camden County ..............................        (15,671)             285,327          22.35
                                                    -------            ---------       --------
Total/Weighted Average Southern
 New Jersey ................................        (44,339)             578,955          21.72
                                                    -------            ---------       --------
Total/Weighted Average Suburban
 Philadelphia ..............................        114,314            2,905,904       $  20.14
                                                    =======            =========       ========

Source: C&W
------------
(1) C&W defines "Class A" as buildings that are well-leased, professionally managed, attract high quality tenants and command upper tier rental rates.

(2) C&W defines "Leasing Activity" as the sum of all finished/closed transactions for a given period of time, including subleasing activity.

(3) C&W defines "Weighted Average Rental Rates" as the gross annual asking rates of existing buildings (excluding rates quoted for sublease). The Company believes that the methodology used by C&W to calculate Weighted Average Rental Rates approximates the methodology used by the Company to calculate Escalated Rent.

Additional Markets

     The Company believes that is has established an effective platform in the Philadelphia Suburban Office and Industrial Market that will enable it to continue its penetration into additional submarkets in the Mid-Atlantic Region through strategic acquisitions structured to increase cash available for distribution and maximize shareholder value. Those additional submarkets in the Mid-Atlantic Region where the Company currently expects to target future acquisitions contain a large supply of Class A office and industrial properties and, in the Company's view, offer attractive opportunities for owning, acquiring, operating and selectively developing and redeveloping such properties.

Properties

     The following table summarizes certain information as of January 6, 1998 with respect to the Properties.

                                                                                             Percent
                                                                                 Net         Leased
                                                                              Rentable        as of
            Property Name and                 Year Built/       Number of      Square      January 6,
                Location                       Acquired        Properties       Feet          1998
            -----------------                 -----------      ----------     ---------    ----------
OFFICE PROPERTIES
Northern Philadelphia Suburbs
Blue Bell/Plymouth Meeting/
 Fort Washington, PA
501 Office Center Drive ................  1974/1997                 1          110,514         85.9%
500 Office Center Drive ................  1974/1997                 1          100,447        100.0%
323 Norristown Road ....................  1988/1997                 1           79,083        100.0%
321 Norristown Road ....................  1972/1997(4)              1           60,384         99.4%
2240/50 Butler Pike ....................  1984/1996                 1           52,183         99.4%
520 Virginia Drive .....................  1987/1998                 1           48,122        100.0%
220 Commerce Drive .....................  1985/1997                 1           46,366        100.0%
2260 Butler Pike .......................  1984/1996                 1           31,892        100.0%
120 West Germantown Pike ...............  1984/1996                 1           30,546        100.0%
140 West Germantown Pike ...............  1984/1996                 1           25,947         98.7%
                                                                    -          -------
                                                                   10          585,484
                                                                   --          -------
Southern Bucks County, PA
33 Street Road -- Greenwood Square .....  1985/1996                 3          165,929         76.9%
105 Terry Drive ........................  1982/1998                 1           84,730         94.2%
2010 Cabot Boulevard ...................  1985/1997                 1           53,421         85.7%
140 Terry Drive ........................  1982/1998                 1           43,929         86.0%
2000 Cabot Boulevard ...................  1985/1997                 1           39,969         81.4%
3000 Cabot Boulevard ...................  1986/1996                 1           34,640         96.3%
2260/2270 Cabot Boulevard ..............  1984/1996                 2           29,638         95.4%
2005 Cabot Boulevard ...................  1985/1997                 1           22,000        100.0%
                                                                   --          -------
                                                                   11          474,256
                                                                   --          -------
Horsham/Willow Grove/
 Jenkintown, PA
700/800 Business Center Drive ..........  1986/1996                 2           82,009         99.2%
One Progress Avenue ....................  1986/1996                 1           79,204        100.0%
500 Enterprise Road ....................  1990/1996                 1           67,800         98.5%
300 Welsh Road .........................  1985/1997                 2           57,793        100.0%
1155 Business Center Drive .............  1990/1996                 1           51,388         99.4%
650 Dresher Road .......................  1984/1996                 1           30,138        100.0%
655 Business Center Drive ..............  1997/1997                 1           30,000         72.1%
                                                                   --          -------
                                                                    9          398,332
                                                                   --          -------
Total Northern Philadelphia Suburbs.....                           30        1,458,072
                                                                   --        ---------

                                                                                                Annualized
                                                                     Escalated     Percent     Net Effective
                                                                      Rent per        of         Rent Per
                                            Number                     Leased       Total         Leased
            Property Name and                 of       Escalated       Square     Escalated       Square
                Location                   Tenants      Rent(1)       Foot(2)        Rent         Foot(3)
            ------------------            ---------    ----------   -----------  -----------  --------------
OFFICE PROPERTIES
Northern Philadelphia Suburbs
Blue Bell/Plymouth Meeting/
 Fort Washington, PA
501 Office Center Drive ................      30      $ 1,800,632    $  18.97    1.3%            $  18.96
500 Office Center Drive ................      15        1,937,947       19.29    1.4%               19.29
323 Norristown Road ....................       5        1,458,899       18.45    1.1%               18.44
321 Norristown Road ....................      11        1,163,202       19.38    0.9%               18.04
2240/50 Butler Pike ....................       3        1,037,737       20.01    0.8%               18.29
520 Virginia Drive .....................       1          714,612       14.85    0.5%               14.85
220 Commerce Drive .....................      11          840,260       18.12    0.6%               18.12
2260 Butler Pike .......................       3          656,594       20.59    0.5%               18.66
120 West Germantown Pike ...............       3          598,471       19.59    0.4%               18.49
140 West Germantown Pike ...............       4          505,443       19.73    0.4%               17.58
                                              --      -----------    --------                    --------
                                              86       10,713,797       18.83                       18.27
                                              --      -----------    --------                    --------
Southern Bucks County, PA
33 Street Road -- Greenwood Square .....      32        2,425,747       19.00    1.8%               17.57
105 Terry Drive ........................       9          891,644       11.17    0.7%               11.35
2010 Cabot Boulevard ...................       3          540,239       11.80    0.4%                9.17
140 Terry Drive ........................       3          558,812       14.79    0.4%               15.07
2000 Cabot Boulevard ...................       4          409,963       12.60    0.3%               12.54
3000 Cabot Boulevard ...................       8          636,481       19.07    0.5%               18.87
2260/2270 Cabot Boulevard ..............      11          412,651       14.60    0.3%               14.09
2005 Cabot Boulevard ...................       1          320,463       14.57    0.2%               14.57
                                              --      -----------    --------                    --------
                                              71        6,196,000       15.21                       14.48
                                              --      -----------    --------                    --------
Horsham/Willow Grove/
 Jenkintown, PA
700/800 Business Center Drive ..........       5        1,378,854       16.94    1.0%               16.76
One Progress Avenue ....................       1        1,247,463       15.75    0.9%               15.57
500 Enterprise Road ....................       2        1,097,344       16.44    0.8%               12.85
300 Welsh Road .........................       8        1,085,172       18.78    0.8%               18.78
1155 Business Center Drive .............       3        1,033,720       20.24    0.8%               16.05
650 Dresher Road .......................       1          548,211       18.19    0.4%               16.11
655 Business Center Drive ..............       2          427,657       19.78    0.3%               16.63
                                              --      -----------    --------                    --------
                                              22        6,818,421       17.57                       15.99
                                              --      -----------    --------                    --------
Total Northern Philadelphia Suburbs.....     179       23,728,218       17.39                       16.49
                                             ---      -----------    --------                    --------

                                                                                             Percent
                                                                                 Net         Leased
                                                                              Rentable        as of
            Property Name and                 Year Built/       Number of      Square      January 6,
                Location                       Acquired        Properties       Feet          1998
            -----------------                 -----------      ----------    ----------    ----------
Western Philadelphia Suburbs
King of Prussia/Valley Forge, PA
640 Freedom Business Center Drive ......       1991/1998            1          132,000    100.0%
7000 Geerdes Boulevard .................       1988/1997            1          112,905    100.0%
1111 Old Eagle School Road .............       1962/1997            1          107,000    100.0%
500 North Gulph Road ...................       1979/1996            1           92,851    100.0%
620 Freedom Business Center Drive ......       1986/1998            1           86,559    100.0%
630 Freedom Business Center Drive ......       1989/1998            1           86,291     99.9%
610 Freedom Business Center Drive ......       1985/1998            1           63,031     96.5%
2490 Boulevard of the Generals .........       1975/1998            1           20,600    100.0%
                                                                    -          -------
                                                                    8          701,237
                                                                    -          -------
Main Line, PA
300 Berwyn Park ........................       1989/1997            1          107,919    100.0%
200 Berwyn Park ........................       1987/1997            1           76,065    100.0%
16 Campus Boulevard ....................       1990/1996            1           65,463    100.0%
1974 Sproul Road .......................       1972/1997(5)         1           62,934     89.3%
426 Lancaster Avenue ...................       1990/1998            1           61,102    100.0%
100 Berwyn Park ........................       1986/1997            1           58,612     96.4%
18 Campus Boulevard ....................       1990/1996            1           37,700     83.0%
                                                                    -          -------
                                                                    7          469,795
                                                                    -          -------
Southern Route 202 Corridor, PA
486 Thomas Jones Way ...................       1990/1996            1           51,500     80.5%
855 Springdale Drive ...................       1986/1997            1           50,750    100.0%
456 Creamery Way .......................       1987/1996            1           47,604    100.0%
110 Summit Drive .......................       1985/1996            1           43,660    100.0%
1336 Enterprise Drive ..................       1989/1997            1           38,470    100.0%
468 Creamery Way .......................       1990/1996            1           28,934    100.0%
748 Springdale Drive ...................       1986/1997            1           13,844    100.0%
                                                                    -          -------
                                                                    7          274,762
                                                                    -          -------
Bala Cynwyd, PA
111 Presidential Boulevard .............       1974/1997(6)         1          173,079    100.0%
                                                                    -          -------
Total Western Philadelphia Suburbs .....                           23        1,618,873
                                                                   --        ---------

                                                                                                Annualized
                                                                     Escalated     Percent     Net Effective
                                                                      Rent per        of         Rent Per
                                            Number                     Leased       Total         Leased
            Property Name and                 of       Escalated       Square     Escalated       Square
                Location                   Tenants      Rent(1)       Foot(2)        Rent         Foot(3)
            ------------------            ---------  -------------  -----------  -----------  --------------
Western Philadelphia Suburbs
King of Prussia/Valley Forge, PA
640 Freedom Business Center Drive ......       1       2,409,000    18.25        1.8%         18.25
7000 Geerdes Boulevard .................       1       2,235,519    19.80        1.6%         19.80
1111 Old Eagle School Road .............       1       1,738,750    16.25        1.3%         16.25
500 North Gulph Road ...................      16       1,838,768    19.81        1.3%         18.62
620 Freedom Business Center Drive ......       3       1,684,475    19.46        1.2%         19.46
630 Freedom Business Center Drive ......      12       1,798,931    20.88        1.3%         20.88
610 Freedom Business Center Drive ......       4       1,118,787    18.40        0.8%         18.40
2490 Boulevard of the Generals .........       1         446,814    21.69        0.3%         21.69
                                              --       ---------    -----                     -----
                                              39      13,271,044    18.99                     18.83
                                              --      ----------    -----                     -----
Main Line, PA
300 Berwyn Park ........................       7       2,452,696    22.73        1.8%         22.73
200 Berwyn Park ........................       8       1,898,430    24.96        1.4%         24.96
16 Campus Boulevard ....................       4       1,097,193    16.76        0.8%         15.49
1974 Sproul Road .......................       7         929,052    16.53        0.7%         16.53
426 Lancaster Avenue ...................       2       1,216,004    19.90        0.9%         19.90
100 Berwyn Park ........................       6       1,323,540    23.42        1.0%         23.42
18 Campus Boulevard ....................       4         668,537    21.36        0.5%         19.70
                                              --      ----------    -----                     -----
                                              38       9,585,452    21.09                     20.79
                                              --      ----------    -----                     -----
Southern Route 202 Corridor, PA
486 Thomas Jones Way ...................       9         755,213    18.21        0.6%         14.98
855 Springdale Drive ...................       1         850,063    16.75        0.6%         16.75
456 Creamery Way .......................       1         659,791    13.86        0.5%         13.02
110 Summit Drive .......................       4         573,121    13.13        0.4%         12.01
1336 Enterprise Drive ..................       1         660,146    17.16        0.5%         17.16
468 Creamery Way .......................       2         484,948    16.76        0.4%         14.58
748 Springdale Drive ...................       2         247,785    17.90        0.2%         17.90
                                              --      ----------    -----                     -----
                                              20       4,231,067    15.98                     14.90
                                              --      ----------    -----                     -----
Bala Cynwyd, PA
111 Presidential Boulevard .............      55       4,261,133    24.62        3.1%         24.62
                                              --      ----------    -----                     -----
Total Western Philadelphia Suburbs .....     152      31,348,696    19.70                     19.37
                                             ---      ----------    -----                     -----

                                                                                         Percent
                                                                             Net          Leased
                                                                          Rentable        as of
          Property Name and               Year Built/       Number of      Square       January 6,
              Location                     Acquired        Properties       Feet           1998
          -----------------               -----------     ------------  ------------  -------------
Reading/Allentown, PA
100-300 Gundy Drive ................  1970/1997                 4          443,165        83.1%
100 Katchel Blvd ...................  1970/1997                 1          131,076        97.5%
1105 Berkshire Boulevard ...........  1987/1998                 1           68,984        91.4%
6675 Snowdrift Road ................  1988/1996                 1           46,250       100.0%
7248 Tilghman Street ...............  1987/1996                 1           42,863        93.8%
7310 Tilghman Street ...............  1985/1996                 1           40,000        78.0%
1150 Berkshire Boulevard ...........  1979/1998                 1           26,821        87.6%
                                                                -          -------
                                                               10          799,159
                                                               --          -------
Southern New Jersey
Burlington County
10000 Midlantic Drive ..............  1990/1997                 1          175,573        85.3%
2000 Midlantic Drive ...............  1989/1997                 1          121,658        97.9%
1000 Howard Boulevard ..............  1988/1997                 1          105,312        99.6%
1000 Atrium Way ....................  1989/1997                 1           96,660        84.0%
1120 Executive Plaza ...............  1987/1997                 1           95,124        94.4%
15000 Midlantic Drive ..............  1991/1997                 1           84,056       100.0%
Three Greentree Centre .............  1984/1986                 1           69,101        88.2%
9000 Midlantic Drive ...............  1989/1997                 1           67,299       100.0%
4000/5000 West Lincoln Drive .......  1982/1997                 1           60,010        91.2%
1000/2000 West Lincoln Drive .......  1982/1997                 1           60,001        96.0%
Two Greentree Centre ...............  1983/1986                 1           56,075       100.0%
One Greentree Centre ...............  1982/1986                 1           55,838        84.3%
8000 Lincoln Drive .................  1983/1996(7)              1           54,923       100.0%
4000 Midlantic Drive ...............  1981/1997(8)              1           46,945       100.0%
Five Eves Drive ....................  1986/1997                 1           45,889        65.1%
9000 West Lincoln Drive ............  1983/1997                 1           43,719        88.7%
Two Eves Drive .....................  1987/1997                 1           37,517        95.0%
3000 West Lincoln Drive ............  1982/1997                 1           36,070        86.1%
Four B Eves Drive ..................  1987/1997                 1           27,038        99.9%
Four A Eves Drive ..................  1987/1997                 1           24,631        80.8%
                                                               --          -------
                                                               20        1,363,439
                                                               --        ---------
Camden County, NJ
Main Street--Plaza 1000 ............  1988/1997                 1          162,364        97.6%
457 Haddonfield Road ...............  1990/1996                 1          121,737        82.9%
One South Union Place ..............  1982/1997                 1          105,972            (9)
1007 Laurel Oak Road ...............  1996/1997                 1           78,205       100.0%
6 East Clementon Road ..............  1980/1997                 1           66,043        94.1%
King Avenue and Harvard Avenue .....  1974/1997                 1           65,223            (9)
Main Street--Piazza ................  1990/1997                 4           41,400       100.0%
20 East Clementon Road .............  1986/1997                 1           40,755        75.7%
Main Street--Promenade .............  1988/1997                 2           31,445       100.0%
7 Foster Avenue ....................  1983/1997                 1           21,843        90.2%
10 Foster Avenue ...................  1983/1997                 1           18,941        98.5%
50 East Clementon Road .............  1986/1997                 1            3,080       100.0%
5 Foster Avenue ....................  1968/1997                 1            2,000       100.0%
                                                               --        ---------
                                                               17          759,008
                                                               --        ---------
Total Southern New Jersey ..........                           37        2,122,447
                                                               ==        =========

                                                                                                Annualized
                                                                     Escalated     Percent     Net Effective
                                                                      Rent Per        of         Rent Per
                                        Number                         Leased       Total         Leased
          Property Name and               of         Escalated         Square     Escalated       Square
              Location                 Tenants        Rent(1)         Foot(2)        Rent         Foot(3)
          -----------------           ---------  -----------------  -----------  -----------  --------------
Reading/Allentown, PA
100-300 Gundy Drive ................     12         6,237,463          16.94         4.6%          16.94
100 Katchel Blvd ...................      4         2,789,119          21.82         2.0%          21.82
1105 Berkshire Boulevard ...........      6           952,750          15.12         0.7%          15.12
6675 Snowdrift Road ................      1           544,826          11.78         0.4%           9.88
7248 Tilghman Street ...............      4           700,859          17.43         0.5%          16.25
7310 Tilghman Street ...............      3           435,402          13.96         0.3%          12.38
1150 Berkshire Boulevard ...........     10           392,960          16.72         0.3%          16.72
                                         ---        -----------        -----                       -----
                                         40         12,053,379         17.21                       16.95
                                         ---        -----------        -----                       -----
Southern New Jersey
Burlington County
10000 Midlantic Drive ..............     15         3,367,141          22.49         2.5%          22.56
2000 Midlantic Drive ...............      6         2,241,102          18.82         1.6%          18.82
1000 Howard Boulevard ..............      5         2,412,927          23.01         1.8%          22.45
1000 Atrium Way ....................     10         1,563,903          19.27         1.1%          19.25
1120 Executive Plaza ...............      7         2,260,601          25.18         1.7%          24.39
15000 Midlantic Drive ..............      2         1,620,086          19.27         1.2%          18.96
Three Greentree Centre .............      7         1,131,315          18.55         0.8%          16.31
9000 Midlantic Drive ...............      1         1,322,425          19.65         1.0%          19.65
4000/5000 West Lincoln Drive .......     29           845,305          15.45         0.6%          15.41
1000/2000 West Lincoln Drive .......     30           891,298          15.45         0.7%          15.16
Two Greentree Centre ...............     11         1,135,659          20.25         0.8%          15.48
One Greentree Centre ...............     11           917,395          19.50         0.7%          17.69
8000 Lincoln Drive .................      2         1,059,982          19.30         0.8%          15.54
4000 Midlantic Drive ...............      1         1,032,790          22.00         0.8%          22.00
Five Eves Drive ....................      5           455,971          15.26         0.3%          15.26
9000 West Lincoln Drive ............     22           625,101          16.13         0.5%          15.98
Two Eves Drive .....................     11           687,747          19.30         0.5%          17.58
3000 West Lincoln Drive ............     19           488,639          15.73         0.4%          15.69
Four B Eves Drive ..................      3           463,010          17.14         0.3%          16.63
Four A Eves Drive ..................      5           335,452          16.86         0.2%          16.86
                                         ---        -----------        -----                       -----
                                         202        24,857,849         19.78                       19.03
                                         ---        -----------        -----                       -----
Camden County, NJ
Main Street--Plaza 1000 ............     32         3,178,354          20.07         2.3%          20.01
457 Haddonfield Road ...............     14         2,231,689          22.13         1.6%          20.51
One South Union Place ..............       (9)               (9)           (9)          (9)            (9)
1007 Laurel Oak Road ...............      1           777,358           9.94         0.6%           9.94
6 East Clementon Road ..............      9         1,156,399          18.60         0.8%          18.60
King Avenue and Harvard Avenue .....       (9)               (9)           (9)          (9)            (9)
Main Street--Piazza ................      8           654,888          15.82         0.5%          15.82
20 East Clementon Road .............     10           615,244          19.95         0.5%          19.95
Main Street--Promenade .............     12           462,146          14.70         0.3%          14.70
7 Foster Avenue ....................      3           343,006          17.41         0.3%          17.41
10 Foster Avenue ...................      9           289,622          15.53         0.2%          15.53
50 East Clementon Road .............      1           143,817          46.69         0.1%          46.69
5 Foster Avenue ....................     --                --            --          0.0%            --
                                         ----       -----------        ------                      ------
                                         99         9,852,523          18.02                       17.71
                                         ----       -----------        ------                      ------
Total Southern New Jersey ..........     301        34,710,372         19.25                       18.63
                                         ====       ===========        ======                      ======

                                                                                                   Percent
                                                                                       Net         Leased
                                                                                    Rentable        as of
              Property Name and                    Year Built/        Number of      Square      January 6,
                  Location                          Acquired         Properties       Feet          1998
              -----------------                   ------------      ------------  ------------  ------------
Delaware
University Plaza ...........................        1976/1998(10)          6         179,722         82.4%
4550 New Linden Hill Road ..................        1988/1998(11)          1         105,000         96.8%
One Righter Parkway ........................        1989/1996              1         104,828         97.5%
100 Commerce Drive .........................        1989/1997              1          63,898         98.3%
                                                                           -         -------
                                                                           9         453,448
                                                                           -         -------
Other Markets
Bergen County, NJ
 Gardenstate Pkwy & Rte 80 - Plaza II .             1988/1998              1         266,173         95.1%
 Gardenstate Pky & Rte 80 - Plaza I ........        1970/1998              1         217,016         58.5%
Frederick, MD
 Bowman Plains Industrial Park .............        1998/1998(12)          1         208,774          (12)
Cincinnati, OH
 5300 Kings Island Drive ...................        1995/1998(13)          1         156,175        100.0%
Towson, MD
 100 West Road .............................        1988/1998              1         120,234         94.4%
Twin Forks Office Park,
Raleigh, NC
 5910-6090 Six Forks .......................        1982/1986              1          73,340         91.6%
Atlantic County, NJ
 500 Scarborough Drive .....................        1987/1997              1          44,750         66.4%
 501 Scarborough Drive .....................        1987/1997              1          44,750        100.0%
Lawrenceville, NJ
 168 Franklin Corner Road ..................        1976/1996              1          32,000         55.8%
                                                                         ---       ---------
  Total Office Properties ..................                             118       7,615,211
                                                                         ---       ---------

                                                                                                      Annualized
                                                                           Escalated     Percent     Net Effective
                                                                            Rent Per        of         Rent Per
                                                Number                       Leased       Total         Leased
              Property Name and                   of        Escalated        Square     Escalated       Square
                  Location                     Tenants       Rent(1)        Foot(2)        Rent         Foot(3)
              -----------------               ---------  ---------------  -----------  -----------  --------------
Delaware
University Plaza ...........................      51         2,216,326        14.96         1.6%          14.96
4550 New Linden Hill Road ..................       8         1,650,597        16.24         1.2%          16.24
One Righter Parkway ........................       4         2,188,735        21.43         1.6%          21.43
100 Commerce Drive .........................       6           986,543        15.71         0.7%          15.71
                                                  --         ---------        -----                       -----
                                                  69         7,042,201        16.98                       16.98
                                                  --         ---------        -----                       -----
Other Markets
Bergen County, NJ
 Gardenstate Pkwy & Rte 80 - Plaza II .           28         6,087,167        24.05         4.5%          24.05
 Gardenstate Pky & Rte 80 - Plaza I ........      34         2,992,056        23.57         2.2%          23.57
Frederick, MD
 Bowman Plains Industrial Park .............     (12)              (12)        (12)         (12)           (12)
Cincinnati, OH
 5300 Kings Island Drive ...................       1         2,463,732        15.78         1.8%          15.78
Towson, MD
 100 West Road .............................      23         2,435,633        21.47         1.8%          21.47
Twin Forks Office Park,
Raleigh, NC
 5910-6090 Six Forks .......................      44         1,154,442        17.19         0.8%          14.85
Atlantic County, NJ
 500 Scarborough Drive .....................       7           648,691        21.84         0.5%          21.84
 501 Scarborough Drive .....................       3           780,280        17.44         0.6%          17.44
Lawrenceville, NJ
 168 Franklin Corner Road ..................       7           291,228        16.31         0.2%          16.21
                                                 ---         ---------        -----                       -----
  Total Office Properties ..................     888       125,736,095        18.82                       18.33
                                                 ---       -----------        -----                       -----

                                                                                       Percent
                                                                           Net         Leased
                                                                        Rentable        as of
           Property Name and              Year Built/     Number of      Square      January 6,
                Location                    Acquired     Properties       Feet          1998
           ------------------             ------------  ------------  ------------  ------------
INDUSTRIAL PROPERTIES
Northern Philadelphia Suburbs
Southern Bucks County, PA
4667 Somerton Road ....................   1974/1997            1         118,000         83.1%
2595 Metropolitan Drive ...............   1981/1997            1          80,000        100.0%
2560 Metropolitan Drive ...............   1983/1997            1          70,000         81.7%
2575 Metropolitan Drive ...............   1981/1997            1          60,000        100.0%
2200 Cabot Boulevard ..................   1979/1996            1          55,081         98.2%
2535 Metropolitan Drive ...............   1974/1997            1          42,000        100.0%
2510 Metropolitan Drive ...............   1981/1997            1          40,000        100.0%
2250 Cabot Boulevard ..................   1982/1996            1          40,000        100.0%
2520 Metropolitan Drive ...............   1981/1997            1          37,000        100.0%
                                                                         -------
Total Northern Philadelphia Suburbs ...                        9         542,081
                                                               -         -------
Western Philadelphia Suburbs
Lansdale, PA
1510 Gehman Road ......................   1990/1996            1         152,625        100.0%
King of Prussia, PA
201/221 King Manor Drive ..............   1964/1997            2         124,960        100.0%
                                                                         -------
Total Western Philadelphia Suburbs ....                        3         277,585
                                                               -         -------
Southern New Jersey
Burlington County, NJ
500 Highland Drive ....................   1990/1997            1         127,340        100.0%
300 Highland Drive ....................   1990/1997            1         126,905        100.0%
400 Highland Drive ....................   1990/1997            1          68,660        100.0%
600 Highland Drive ....................   1990/1997            1          65,862         82.5%
1000 East Lincoln Drive ...............   1981/1997            1          40,600        100.0%
                                                                         -------
                                                               5         429,367
                                                               -         -------
Camden County, NJ
55 U.S. Avenue ........................   1982/1997            1         138,700         59.1%
2 Foster Avenue .......................   1974/1997            1          50,761         94.6%
1 Foster Avenue .......................   1972/1997            1          24,255        100.0%
4 Foster Avenue .......................   1974/1997            1          23,372        100.0%
5 U.S. Avenue .........................   1987/1997            1           5,000        100.0%
                                                                         -------
                                                               5         242,088
                                                               -         -------
Total Southern New Jersey .............                       10         671,455
                                                              --         -------
  Total Industrial Properties .........                       22       1,491,121
                                                              --       ---------
  TOTAL/WEIGHTED AVERAGE ..............                      140       9,106,332         92.5%
                                                             ===       =========        =====

                                                                                                 Annualized
                                                                      Escalated     Percent     Net Effective
                                                                       Rent Per        of         Rent Per
                                           Number                       Leased       Total         Leased
           Property Name and                 of        Escalated        Square     Escalated       Square
                Location                  Tenants       Rent(1)        Foot(2)        Rent         Foot(3)
           -----------------             ---------  ---------------  -----------  -----------  --------------
INDUSTRIAL PROPERTIES
Northern Philadelphia Suburbs
Southern Bucks County, PA
4667 Somerton Road ....................       6           701,562         7.16    0.5%               7.16
2595 Metropolitan Drive ...............       1           747,680         9.35    0.5%               9.35
2560 Metropolitan Drive ...............       3           563,725         9.86    0.4%               9.86
2575 Metropolitan Drive ...............       1           354,074         5.90    0.3%               5.90
2200 Cabot Boulevard ..................       3           477,998         8.84    0.4%               8.69
2535 Metropolitan Drive ...............       1           297,150         7.08    0.2%               7.08
2510 Metropolitan Drive ...............       1           288,480         7.21    0.2%               7.21
2250 Cabot Boulevard ..................       1           311,200         7.78    0.2%               7.78
2520 Metropolitan Drive ...............       4           306,801         8.29    0.2%               8.29
                                              -         ---------      -------                    -------
Total Northern Philadelphia Suburbs ...      21         4,048,670         7.97                       7.95
                                             --         ---------      -------                    -------
Western Philadelphia Suburbs
Lansdale, PA
1510 Gehman Road ......................       2         1,361,103         8.92    1.0%               8.84
King of Prussia, PA
201/221 King Manor Drive ..............       7           786,552         6.29    0.6%               6.29
                                             --         ---------      -------                    -------
Total Western Philadelphia Suburbs ....       9         2,147,655         7.74                       7.69
                                             --         ---------      -------                    -------
Southern New Jersey
Burlington County, NJ
500 Highland Drive ....................       1           869,910         6.83    0.6%               6.83
300 Highland Drive ....................       4           816,945         6.44    0.6%               6.42
400 Highland Drive ....................       1           386,144         5.62    0.3%               5.62
600 Highland Drive ....................       5           513,727         9.46    0.4%               9.46
1000 East Lincoln Drive ...............       2           221,270         5.45    0.2%               5.45
                                             --         ---------      -------                    -------
                                             13         2,807,996         6.72                       6.71
                                             --         ---------      -------                    -------
Camden County, NJ
55 U.S. Avenue ........................       1           789,496         9.63    0.6%               9.63
2 Foster Avenue .......................       1           272,618         5.68    0.2%               5.68
1 Foster Avenue .......................       1           153,317         6.32    0.1%               6.32
4 Foster Avenue .......................       3           223,347         9.56    0.2%               9.56
5 U.S. Avenue .........................       1            28,000         5.60    0.0%               5.60
                                             --         ---------      -------                    -------
                                              7         1,466,778         8.03                       8.03
                                             --         ---------      -------                    -------
Total Southern New Jersey .............      20         4,274,774         7.12                       7.12
                                             --         ---------      -------                    -------
  Total Industrial Properties .........      50        10,471,099         7.55                       7.54
                                             --        ----------      -------                    -------
  TOTAL/WEIGHTED AVERAGE ..............     938      $136,207,194     $  16.88                   $  16.48
                                            ===      ============     ========                   ========

------------

 (1) Escalated Rent represents fixed base rental amounts plus pass-throughs of operating expenses, including electricity costs. The Company estimates operating expense pass-throughs based on historical amounts and comparable market data.

 (2) Escalated Rent Per Leased Square Foot is the Escalated Rent divided by the total square footage leased as of January 6, 1998.

 (3) Annualized Net Effective Rent Per Leased Square Foot represents the Escalated Rent reduced to reflect amortization of tenant improvements and leasing commissions, if any, paid or payable by the Company with respect to leases entered into subsequent to the date of acquisition of the relevant Property, divided by the total square footage leased as of January 6, 1998.

 (4) This Property was renovated in 1988.

 (5) This Property was renovated in 1995.

 (6) This Property was renovated in 1990.

 (7) This Property was renovated in 1997.

 (8) This Property is currently undergoing renovations.

 (9) This is a Pending Redevelopment Property and as such is not currently leasable on customary terms. The data in the table (other than the net rentable square footage of this Property) do not give effect to this Property.

(10) Two of these properties were renovated in 1996.

(11) This Property was renovated in 1988.

(12) The Company has agreed to acquire the Frederick Property effective upon completion of construction, which is expected to be completed in the first quarter of 1998, and commencement of a lease with Ameridata, Inc. for 100% of the property.

(13) This Property was renovated in 1995.

Tenants

     Properties. The Properties are leased to 883 tenants that are engaged in a variety of businesses. The following table sets forth information regarding the Company's leases with its 20 largest tenants based upon annualized Escalated Rent for the Properties as of January 6, 1998.

                                                                    Remaining     Aggregate
                                                        Number     Lease Term    Square Feet
Tenant Name(a)                                        of Leases     in Months       Leased
--------------                                       -----------  ------------  -------------
General Electric Company ..........................        4            (c)         350,268
Parsons Corporation ...............................        4          87            200,000
Penske Truck Leasing Company, L.P. ................        9          96            194,740
Lockheed Martin Corporation .......................        5            (d)         184,389
Computer Sciences Corporation .....................        3            (e)          99,006
Kimberly Clark Corporation ........................        1          96             93,014
Consolidated Rail Corporation ("Conrail") .........        1          30             69,511
New Jersey Bell Telephone Company .................        1          103            74,728
QAD, Inc ..........................................        1          44             61,900
Reliance Insurance Company ........................        3            (f)          72,340
Axiom, Inc ........................................        2          124            62,752
Automotive Rentals, Inc ...........................        1          32             67,299
Delaware Valley Financial Services, Inc. ..........        7            (g)          57,057
PECO Energy Company ...............................        1          30            107,000
Northtec LLC ......................................        3            (h)         140,000
West Jersey Health Systems, Inc. ..................        6            (i)          73,612
Bisys Plan Services ...............................        5          55             58,586
UGI Utilities, Inc. ...............................        4          63             44,665
Advanta Corporation ...............................        3            (j)          52,763
Devon Direct Marketing & Advertising, Inc. ........        2            (k)          39,330
                                                          --          -----         -------
 Consolidated Total/Weighted Average ..............       66          63          2,102,960
                                                          ==          ===         =========
                                                                                        Percentage of
                                                      Percentage of      Annualized       Aggregate
                                                        Aggregate        Escalated       Annualized
                                                          Leased          Rent (in        Escalated
Tenant Name(a)                                         Square Feet     thousands)(b)        Rent
--------------                                       ---------------  ---------------  --------------
General Electric Company ..........................      4.3%             $ 6,093          4.5%
Parsons Corporation ...............................      2.5%               3,583          2.6%
Penske Truck Leasing Company, L.P. ................      2.4%               3,545          2.6%
Lockheed Martin Corporation .......................      2.3%               3,001          2.2%
Computer Sciences Corporation .....................      1.2%               2,266          1.7%
Kimberly Clark Corporation ........................      1.2%               2,000          1.5%
Consolidated Rail Corporation ("Conrail") .........      0.9%               1,746          1.3%
New Jersey Bell Telephone Company .................      0.9%               1,482          1.1%
QAD, Inc ..........................................      0.8%               1,377          1.0%
Reliance Insurance Company ........................      0.9%               1,340          1.0%
Axiom, Inc ........................................      0.8%               1,335          1.0%
Automotive Rentals, Inc ...........................      0.8%               1,322          1.0%
Delaware Valley Financial Services, Inc. ..........      0.7%               1,293          0.9%
PECO Energy Company ...............................      1.3%               1,231          0.9%
Northtec LLC ......................................      1.7%               1,102          0.8%
West Jersey Health Systems, Inc. ..................      0.9%               1,034          0.8%
Bisys Plan Services ...............................      0.7%               1,025          0.8%
UGI Utilities, Inc. ...............................      0.6%               1,022          0.8%
Advanta Corporation ...............................      0.7%                 994          0.7%
Devon Direct Marketing & Advertising, Inc. ........      0.5%                 976          0.7%
                                                        ----              -------         ----
 Consolidated Total/Weighted Average ..............     26.1%             $37,767         27.7%
                                                        ====              =======         ====

--------------
(a)  The identified tenant may include affiliates in certain circumstances.

(b) Annualized Escalated Rent represents the monthly Escalated Rent for each lease in effect at January 6, 1998, multiplied by 12.

(c) Consists of four leases: a lease representing 156,175 net rentable square feet that expires in May 2005, a lease representing 132,000 net rentable square feet that expires in September 2001, a lease representing 61,102 net rentable square feet that expires in September 2003 and a lease representing 991 net rentable square feet that expires in June 1999.

(d) Consists of five leases: a lease representing 112,905 net rentable square feet that expires in December 1998, a lease representing 30,280 net rentable square feet that expires in May 1999, a lease representing 14,750 net rentable square feet that expires in January 2001, a lease representing 13,956 net rentable square feet that expires in October 2004 and a lease representing 12,498 net rentable square feet that expires in June 1998.

(e) Consists of three leases: a lease representing 47,176 net rentable square feet that expires in May 2002, a lease representing 36,830 net rentable square feet that expires in November 2001 and a lease representing 15,000 net rentable square feet that expires in October 2000.

(f) Consists of three leases: a lease representing 55,160 net rentable square feet that expires in October 2002, a lease representing 13,681 net rentable square feet that expires in October 2002 and a lease representing 3,499 net rentable square feet that expires in April 1999.

(g) Consists of seven leases: six leases representing 55,857 net rentable square feet in the aggregate that expire in March 2004 and a lease representing 1,200 net rentable square feet (storage) that is leased on a month-to-month basis.

(h) Consists of three leases: a lease representing 80,000 net rentable square feet that expires in June 2006, a lease representing 38,775 net rentable square feet that expires in June 2006, and a lease representing 21,225 net rentable square feet that is occupied on a month-to-month basis.

(i) Consists of six leases: a lease representing 24,255 net rentable square feet that expires in March 1998, a lease representing 20,000 net rentable square feet that expires in March 2001, a lease representing 9,875 net rentable square feet that expires in August 1998, a lease representing 8,387 net rentable square feet that expires in April 2001, a lease representing 7,976 net rentable square feet that expires in March 2000 and a lease representing 3,119 net rentable square feet that expires in June 1998.

(j) Consists of three leases: a lease representing 43,130 net rentable square feet that expires in September 1998, a lease representing 8,339 net rentable square feet that expires in June 1999 and a lease representing 1,294 net rentable square feet that expires in January 1998.

(k) Consists of two leases: a lease representing 38,055 net rentable square feet that expires in December 1998 and a lease representing 1,275 net rentable square feet, which the tenant occupies on a month-to-month basis.


Lease Expirations

     Properties. The following table sets forth detailed lease expiration information for the Properties for leases in place as of January 6, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations:

                                                                                Final        Percentage
                                               Rentable         Final        Annualized    of Total Final
                                 Number of      Square        Annualized      Base Rent      Annualized
                                  Leases        Footage       Base Rent      Per Square       Base Rent
                                 Expiring     Subject to        Under        Foot Under         Under
   Year of Lease Expiration     Within the     Expiring        Expiring       Expiring        Expiring       Cumulative
         December 31               Year         Leases        Leases(1)        Leases         Leases(1)        Total
-----------------------------  ------------  ------------  ---------------  ------------  ----------------  -----------
1998 ........................        325      1,287,146     $ 15,890,527    $  12.35      14.1%              14.1%
1999 ........................        197      1,245,425       13,592,817      10.91       12.1%              26.1%
2000 ........................        151      1,042,645       13,513,431      12.96       12.0%              38.1%
2001 ........................        143      1,397,631       20,606,381      14.74       18.3%              56.4%
2002 ........................        119      1,074,507       16,640,355      15.49       14.8%              71.2%
2003 ........................         43        387,176        6,717,544      17.35        6.0%              77.1%
2004 ........................         17        167,924        3,186,427      18.98        2.8%              79.9%
2005 ........................         21        707,938       13,381,512      18.90       12.0%              91.8%
2006 ........................         12        422,107        4,317,557      10.23        4.0%              95.6%
2007 ........................          6         76,950        1,443,795      18.76        1.0%              96.9%
2008 and thereafter .........          8        251,351        3,489,097      13.88        3.0%             100.0%
                                     ---      ---------     ------------    --------
 Consolidated Total/
 Weighted Average ...........      1,042      8,060,800     $112,779,443    $  13.99
                                   =====      =========     ============    ========

--------------
(1) Final Annualized Base Rent for each lease scheduled to expire represents the cash rental rate of base rents, excluding tenant reimbursements, in the final months prior to expiration multiplied by 12. Tenant reimbursements generally include payments on account of real estate taxes, operating expense escalations and common area utility charges.


Debt

     Credit Facility. Following the Offering and the application of the net proceeds therefrom, the Company expects to have repaid in full all amounts outstanding under the Additional Credit Facility, and expects that approximately $94.2 million will remain outstanding under the Credit Facility ($60.0 million if the Underwriters' overallotment option is exercised in full). The Credit Facility enables the Company to borrow funds at the 30, 60, 90 or 180-day LIBOR, plus, in each case, a range of 100 to 137.5 basis points, depending on the Company's then existing leverage and debt rating. Alternatively, the Company can borrow funds at the Prime Rate plus 25 basis points or the Fed Funds Rate plus 50 basis points. The Credit Facility matures on January 5, 2001 and is extendable to January 5, 2002 by the Company in the absence of default and upon payment of a fee.

     Mortgage Indebtedness. The following table sets forth the Company's mortgage indebtedness that will remain outstanding after the closing of the Offering and the application of the net proceeds therefrom.


                           Properties--Indebtedness

                                            Principal Balance
                                          as of January 6, 1998    Interest Rate at
           Property/Location                  (in thousands)        January 6, 1998
           -----------------             -----------------------  ------------------
Exton, PA
 486 Thomas Jones Way(2)
 468 Creamery Way(2) ..................          $ 6,269           8.00%
Horsham, PA
 Lot 17 and 18
 Business Center Drive ................              369           0.00%
Newtown Square, PA
 Lots 7, 8 and 9 in Newtown
 Square Business Campus ...............            1,638           9.00%
Allentown, PA
 7310 Tilghman Street .................            2,502           9.25%
 6575 Snowdrift Road ..................            2,291           8.00%
Reading, PA
 Green Hills Corporate Center
   (undeveloped land) .................            1,500           5.00%
Marlton, New Jersey
 One Greentree Centre(3)
 Two Greentree Centre(3)
 Three Greentree Centre(3) ............            7,138           7.56%
Cherry Hill, New Jersey
 457 Haddonfield Road (4) (5) .........            8,294           8.00%
                                                     805           9.25%
Mt. Laurel, New Jersey
 1120 Executive Plaza .................            5,901          9.875%
 1000 Howard Boulevard ................            5,762           9.25%
Raleigh, NC
 5910-6090 Six Forks (3) ..............            2,658           7.56%
                                                 -------
Total Mortgage Indebtedness ...........          $45,127
                                                 =======

                                             Annual Debt
                                               Service                          Prepayment
           Property/Location              (in thousands)(1)    Maturity Date     Premiums
           -----------------             -------------------  ---------------  -----------
Exton, PA
 486 Thomas Jones Way(2)
 468 Creamery Way(2) ..................         $   53            2/1998         None
Horsham, PA
 Lot 17 and 18
 Business Center Drive ................              -            3/1998         None
Newtown Square, PA
 Lots 7, 8 and 9 in Newtown
 Square Business Campus ...............            905                (6)        None
Allentown, PA
 7310 Tilghman Street .................            257            3/2000           (5)
 6575 Snowdrift Road ..................             19            2/1998         None
Reading, PA
 Green Hills Corporate Center
   (undeveloped land) .................            565            8/2000         None
Marlton, New Jersey
 One Greentree Centre(3)
 Two Greentree Centre(3)
 Three Greentree Centre(3) ............            708            1/2002           (7)
Cherry Hill, New Jersey
 457 Haddonfield Road (4) (5) .........            814            1/1999           (8)
                                                    74            1/1999         None
Mt. Laurel, New Jersey
 1120 Executive Plaza .................            832            3/2002           (9)
 1000 Howard Boulevard ................            803            11/2004         (10)
Raleigh, NC
 5910-6090 Six Forks (3) ..............            264            1/2002          (11)
                                                ------
Total Mortgage Indebtedness ...........         $5,294
                                                ======

--------------
 (1) Annual Debt Service is calculated for the twelve-month period ending December 31, 1998 and represents normal principal and interest amortization. For loans that bear interest at a variable rate, the rates in effect at January 6, 1998 have been assumed to remain constant for the balance of 1998.

 (2) Both of these Properties secure a single loan.

 (3) All of these Properties secure a single loan.

 (4) The $8,362,000 debt was incurred as a result of the acquisition of the Property on July 19, 1996. Pursuant to the terms of this loan, the Company has the right to borrow up to approximately $1.3 million to fund tenant improvements and leasing commissions and has a current outstanding balance of $805,000.

 (5) Two percent through December 31, 1998, which prepayment penalty is reduced by 1% for each subsequent year through 1999.

 (6) This debt is comprised of two notes, each having a balloon payment of $819,000. One note matures in July 1998 and the other note matures in February 1999.

 (7) This loan may not be prepaid unless the Six Forks loan is also prepaid. The prepayment penalty equals greater of 1% of principal amount prepaid or a yield maintenance premium.

 (8) One percent of any portion of the original acquisition portion of the loan prepaid.

 (9) No prepayment is permitted until November, 1999, at which time the loan can be prepaid in full (but not in part) along with a penalty equal to the greater of 1% of this outstanding principal balance being prepaid or a yield maintenance premium.

(10) No prepayment is permitted until March, 1999, at which time the loan can be prepaid in full (but not in part) along with a penalty equal to the greater of 1% of the outstanding principal balance being prepaid or a yield maintenance premium.

(11) This loan may be prepaid without prepayment of the loan secured by One Greentree Centre, Two Greentree Centre and Three Greentree Centre, provided certain loan-to-value ratios and coverage tests with regard to the Greentree Centre loan are satisfied and upon payment of a premium equal to the greater of 1% of the principal amount prepaid or yield maintenance premium.

     Other Indebtedness. The Company incurred unsecured debt in the principal amount of $3.8 million on November 14, 1996 in connection with its acquisition of a property portfolio. The debt does not bear interest and is payable in two installments: $2.5 million on June 30, 1998 and $1.3 million on December 31, 1999. The Company recorded a $548,000 adjustment to the purchase price and a corresponding reduction in debt to reflect the fair value of the note payable to the seller and will accrue interest expense to the date of maturity.

     Guaranties. As of January 29, 1998, the Company has guaranteed repayment of a $14.5 million construction loan made to a Development Entity, repayment of a $500,000 loan made to a Development Entity and repayment of a $16.8 million construction loan made to a Development Entity. Payment under these guaranties would constitute loan obligations of the applicable Development Entity payable to the Company or preferred equity positions in the applicable Development Entity in favor of the Company.

                                  MANAGEMENT

     The following table sets forth certain information with respect to the officers, significant employees and Trustees of the Company:

               Name                 Age                         Position
               ----                 ---                         --------
Anthony A. Nichols, Sr ..........   58    Chairman of the Board and Trustee
Gerard H. Sweeney ...............   41    President, Chief Executive Officer and Trustee
Mark S. Kripke ..................   41    Chief Financial Officer
Anthony S. Rimikis ..............   49    Senior Vice President--Development and Construction
John M. Adderly, Jr .............   37    Senior Vice President--Operations
Anthony A. Nichols, Jr ..........   31    Vice President--Operations
H. Jeffrey DeVuono ..............   32    Vice President--Operations
Brad A. Molotsky ................   33    General Counsel and Secretary
Barbara L. Yamarick .............   45    Director of Tenant Services and Property Management
David Mackey ....................   39    Regional Director--Operations and New Markets
Warren V. Musser ................   70    Trustee
Walter D'Alessio ................   63    Trustee
Charles P. Pizzi ................   47    Trustee

     The following are biographical summaries of the officers, significant employees and Trustees of the Company:

     Anthony A. Nichols, Sr., Chairman of the Board and Trustee. Mr. Nichols was elected Chairman of the Board on August 22, 1996. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. ("SSI") and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation), a subsidiary of CoreStates Bank, N.A. Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts ("NAREIT"), a member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association. Mr. Nichols also serves on the Board of Directors of CenterCore Inc. and is a member of the National Association of Industrial and Office Parks ("NAIOP"), the Philadelphia Board of Realtors and the Urban Land Institute ("ULI").

     Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney was elected a Trustee on February 9, 1996. Mr. Sweeney has served as President and Chief Executive Officer of the Company since August 8, 1994 and as President since November 9, 1989. Prior to August 8, 1994, Mr. Sweeney served as Vice President of LCOR, Incorporated ("LCOR"), a real estate development firm. Mr. Sweeney was employed by The Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. Mr. Sweeney is a member of NAREIT, the ULI, the American Institute of Certified Public Accountants ("AICPA") and the Pennsylvania Institute of Certified Public Accountants ("PICPA").

     Mark S. Kripke, Chief Financial Officer. Mr. Kripke became Chief Financial Officer of the Company on April 7, 1997. During the preceding thirteen years, Mr. Kripke was Chief Financial Officer for privately held real estate investment companies, Stoltz Management (and its predecessor, Cynwyd Investments) from November 1992 to April 1997 and St. John Group from January 1984 to October 1992. Mr. Kripke is a certified public accountant and had previously served as a tax manager with Price Waterhouse. Mr. Kripke is a member of NAREIT, the AICPA and the PICPA.

     Anthony S. Rimikis, Senior Vice President--Development and Construction. Mr. Rimikis became an executive of the Company on October 13, 1997. Mr. Rimikis previously served as Vice President of Emmes Realty Services, Inc., a New York based real estate services company where he managed the company's construction and development activities in New Jersey and Maryland. Prior to joining Emmes, he served as Vice President of Development for DKM Properties Corp. from 1988 to 1994. Mr. Rimikis is a certified Commercial Investment Member of the Realtors National Marketing Institute.

     John M. Adderly, Jr., Senior Vice President--Operations. Mr. Adderly has served as an officer of the Company since January 1995. Mr. Adderly was employed by the Rodin Group, a Philadelphia-based real estate development, management and brokerage firm from 1982 until 1995, where he served as Vice President and Chief Financial Officer from 1986 until 1995, and as Corporate Controller from 1982 until 1986. Mr. Adderly serves on the Jefferson Bank Advisory Council and is a member of the Board of Directors of Businesses Committed to Burlington County.

     Anthony A. Nichols, Jr., Vice President--Operations. Mr. Nichols became an officer of the Company on August 22, 1996. Previously Mr. Nichols was employed at TNC, which he joined in 1989 as a marketing representative. In 1992 Mr. Nichols became an Assistant Vice President--Property Management of TNC and in 1995 he became Vice President--Marketing. Mr. Nichols is a member of the Board of Directors for the Eastern Pennsylvania Region of the NAIOP. Mr. Nichols is the son of Anthony A. Nichols, Sr., the Company's Chairman of the Board.

     H. Jeffrey DeVuono, Vice President--Operations. Mr. DeVuono became an officer of the Company on January 15, 1997. From January 1993 until that time he was employed in several capacities by LCOR, Incorporated, a real estate development firm.

     Brad A. Molotsky, General Counsel and Secretary. Mr. Molotsky became General Counsel of the Company on October 27, 1997 and Secretary of the Company on November 18, 1997. Prior to joining the Company he was an associate at Pepper Hamilton LLP, Philadelphia, Pennsylvania where he practiced law since September 1989. Mr. Molotsky is a member of NAIOP, NAREIT, the American Society of Corporate Secretaries, the American Bar Association, the New Jersey Bar Association and the Pennsylvania Bar Association. He also serves on the Board of Directors of Philadelphia Volunteer Lawyers for the Arts, Triple Threat Productions, Inc. and Businesses Committed to Burlington County.

     Barbara L. Yamarick, Director of Tenant Services and Property Management. Ms. Yamarick joined the Company on October 20, 1997. Prior to joining the Company she was a Regional Vice President of Premisys Real Estate Services, Inc., a subsidiary of Prudential Insurance Company engaged in the management and leasing of real estate, which she joined in 1991.

     David Mackey, Regional Director--Operations and New Markets. Mr. Mackey joined the Company on October 1, 1997. Prior to joining the Company he was a Vice President of Premisys Real Estate Services, Inc., a subsidiary of Prudential Insurance Company engaged in the management and leasing of real estate, which he joined in November 1993. Prior to joining Premisys, Mr. Mackey was a partner with The Linpro Company, a real estate development firm, which he joined in 1986.

     Warren V. Musser, Trustee. Mr. Musser was elected a Trustee on August 22, 1996. He has served as Chairman and Chief Executive Officer of SSI since 1953. Mr. Musser also serves as the Chairman of the Board of Directors of Cambridge Technology Partners, Inc., and is a director of Coherent Communications Systems Corporation, CompuCom Systems, Inc. and National Media Corp. Mr. Musser also serves on a variety of civic, educational, and charitable Boards of Directors, including the Franklin Institute and the Board of Overseers of the Wharton School of the University of Pennsylvania. He also serves as Vice President/Development, Cradle of Liberty Council, Boy Scouts of America and as Vice Chairman of the Technology Council of the Philadelphia metropolitan area.

     Walter D'Alessio, Trustee. Mr. D'Alessio was elected a Trustee on August 22, 1996. He has served as President and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia, Pennsylvania since 1982. Previously, Mr. D'Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves on the Board of Directors of PECO Energy Company, Pennsylvania Blue Shield and Independence Blue Cross, the Philadelphia Private Industry Council and the Greater Philadelphia Chamber of Commerce.

     Charles P. Pizzi, Trustee. Mr. Pizzi was elected a Trustee on August 22, 1996. Mr. Pizzi has served as President of the Greater Philadelphia Chamber of Commerce since 1989. Mr. Pizzi is a director of Vestaur Securities, Inc. and also serves on a variety of civic, educational and charitable Boards of Directors, including the American Chamber of Commerce Executives, Boy Scouts of America (Philadelphia Council), Drexel University, Greater Philadelphia Chamber of Commerce, Independence Blue Cross, Pennsylvania Academy of the Fine Arts, Philadelphia Convention & Visitors Bureau, Temple University School of Business Management, United Way of Southeastern Pennsylvania, University of Pennsylvania Graduate School of Education Board of Overseers and the Urban League of Philadelphia.

                                 UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of Common Shares set forth opposite the name of such Underwriter.

                                                                 Number of
                                                                  Shares
                                                                ----------
Smith Barney Inc ............................................    2,000,000
Donaldson, Lufkin & Jenrette Securities Corporation .........    2,000,000
Legg Mason Wood Walker, Incorporated ........................    2,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated ..........    2,000,000
NationsBanc Montgomery Securities LLC .......................    2,000,000
                                                                 ---------
    Total ...................................................   10,000,000
                                                                ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Common Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part of the shares to the other Underwriters or to certain dealers at a price which represents a concession not in excess of $0.74 per share under the public offering price. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. After the offering of the shares to the public, the public offering price and such concessions may be changed by the Underwriters. The Underwriters have advised the Company that the Underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus Supplement, to purchase up to 1,500,000 additional Common Shares at the price to public set forth on the cover page of this Prospectus Supplement minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares listed in such table.

     In connection with this Offering and in compliance with applicable law, the Underwriters may over-allot (i.e., sell more Common Shares than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Shares or effecting purchases of the Common Shares for the purpose of pegging, fixing or maintaining the price of the Common Shares or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if an Underwriter purchases Common Shares in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Shares in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     In connection with the Offering, the Operating Partnership, the Company, its Trustees and executive officers have agreed, subject to certain limited exceptions, not to sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares until expiration of the 90-day period after the effective date of this Prospectus, without the prior written consent of Smith Barney Inc., except, in the case of the Company and the Operating Partnership, for the issuance of such securities in connection with the acquisition of any office or industrial property, upon the redemption of any Units, or upon the exercise of any options or warrants of the Company.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, is the lender under the Additional Credit Facility and the Credit Facility and will be repaid approximately $227.3 million (exclusive of accrued interest) outstanding under the Additional Credit Facility and the Credit Facility from the net proceeds of the Offering.

     Walter D'Alessio, a member of the Company's Board of Trustees, is President of Legg Mason Real Estate Services, Inc., a subsidiary of Legg Mason, Inc., the parent of Legg Mason Wood Walker, Incorporated. In addition, the Underwriters have engaged, and may in the future engage, in investment banking activities on behalf of the Company.


                                    EXPERTS

     The financial statements and schedules incorporated by reference in the accompanying Prospectus (other than the financial statements identified in the next sentence) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements with respect to 1000/2000 West Lincoln Drive, 3000 West Lincoln Drive and 4000/5000 West Lincoln Drive incorporated by reference in the accompanying Prospectus by reference to the Current Report on Form 8-K of the Company, dated June 27, 1997, have been audited by Zelenkofske, Axelrod & Company, Ltd., independent public accountants, as indicated in their report and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The statistical information included in this Prospectus Supplement attributable to Cushman & Wakefield of Pennsylvania, Inc. has been included herein in reliance upon C&W's expertise as a real estate service firm with respect to the Suburban Philadelphia Office and Industrial Market. C&W is a real estate service firm with significant expertise and experience relating to the Suburban Philadelphia Office and Industrial Market and is part of a national network of affiliated companies providing real estate related services.


                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby, as well as certain legal matters relating to the Company, will be passed upon for the Company by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters related to the Offering will be passed upon for the Underwriters by Battle Fowler LLP, New York, New York. Pepper Hamilton LLP and Battle Fowler LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.


                                  TAX MATTERS

     The statements in the accompanying Prospectus under the caption "Federal Income Tax Considerations" and the other statements herein and therein relating to the Company's qualification as a REIT and the taxation of the Company's shareholders are based upon the opinion of Arthur Andersen LLP.

                            BRANDYWINE REALTY TRUST
                                $1,000,000,000
        Preferred Shares, Common Shares, Depositary Shares and Warrants


     Brandywine Realty Trust (the "Company") may from time to time offer (i) in one or more series its preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"); (ii) common shares of beneficial interest, $0.01 par value per share ("Common Shares"); (iii) in one or more series its Preferred Shares represented by depositary shares (the "Depositary Shares"); and (iv) warrants to purchase Preferred Shares, Common Shares or Depository Shares (the "Warrants") with an aggregate public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Shares, Common Shares, Depositary Shares and Warrants (collectively, the "Securities") may be offered, separately or together, in separate series (with respect to Preferred Shares and Depositary Shares), in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").



     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Depositary Shares, the fractional Preferred Shares represented by each Depositary Share; and (iv) in the case of Warrants, the Securities as to which such Warrants may be exercised, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining the status of the Company as a real estate investment trust for federal income tax purposes.



     The applicable Prospectus Supplement also will contain information, where applicable, about the material U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.



     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.



     See "Risk Factors" beginning on page 4 of this Prospectus for certain factors relevant to an investment in the Securities.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


               The date of this Prospectus is November 13, 1997.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).


     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information concerning the Company and the Securities, reference is made to the Registration Statement and the exhibits filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The documents listed below filed by the Company with the Commission (File No. 1-9106) are incorporated herein by reference:


       a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A No. 1;


       b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by a Form 10-Q/A No. 1, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;


       c. The Company's Current Reports on Form 8-K/A No. 1 dated February 5, 1997; Form 8-K dated February 7, 1997; Form 8-K/A No. 1 dated February 13, 1997; Form 8-K/A No. 2 dated February 24, 1997; Form 8-K dated February 27, 1997; Form 8-K dated March 18, 1997; Form 8-K dated April 18, 1997; Form 8-K/A No. 1 dated April 29, 1997; Form 8-K dated May 1, 1997; Form 8-K dated May 9, 1997; Form 8-K dated June 9, 1997; Form 8-K dated June 26, 1997; Form 8-K dated June 27, 1997; Form 8-K/A No. 1 dated July 21, 1997; Form 8-K dated July 23, 1997; Form 8-K dated August 7, 1997; Form 8-K dated August 22, 1997; Form 8-K dated September 10, 1997; Form 8-K dated September 11, 1997; Form 8-K dated October 3, 1997; and Form 8-K dated October 30, 1997;


       d. The combined statements of revenue and certain expenses of the Commonwealth of Pennsylvania State Employees' Retirement System Acquisition Properties, the Delaware Corporate Center Acquisition Property and the Equivest Management, Inc. Acquisition Properties (700/800 Business Center Drive) for the year ended December 31, 1995 and the reports thereon of the Company's independent public accountants contained on pages F-50 through F-59, inclusive, of the Company's Prospectus filed with the Commission pursuant to Rule 424(b) on November 27, 1996 relating to the Company's Registration Statement on Form S-11 (Registration No. 333-13969) declared effective November 25, 1996;

       e. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A dated October 14, 1997 and any other reports or amendments filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities to which this Prospectus relates will be deemed to be incorporated by reference in and made a part of this Prospectus from the date of filing such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any applicable Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated by reference (not including the exhibits to such documents unless such exhibits are specifically incorporated by reference in such document) will be provided without charge to each person, including any shareholder, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Brandywine Realty Trust, 16 Campus Boulevard, Newtown Square, Pennsylvania 19073, Attention: Mark
S. Kripke, Secretary (telephone number: (610) 325-5600).


                                  THE COMPANY

     The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements, and the notes in such documents, appearing elsewhere and incorporated by reference in this Prospectus. As used in this Prospectus, the term "Company" includes Brandywine Realty Trust and its subsidiaries and affiliated entities, including the Operating Partnership, unless the context indicates otherwise.


General

     The Company is a self-administered, self-managed and fully integrated real estate investment trust ("REIT") engaged in the ownership, management, leasing, acquisition and development of primarily suburban office properties. As of October 1, 1997, the Company owned a portfolio of 77 office buildings and 16 industrial facilities (collectively, the "Properties") that contain an aggregate of approximately 5.8 million net rentable square feet. The Company also owns an interest in a commercial real estate management services company (the "Management Company") that as of October 1, 1997 managed approximately 6.4 million net rentable square feet (including 92 of the Properties).

     The Company carries on its activities directly and through subsidiaries. As of the date of this Prospectus, the Company holds interests in subsidiaries (including the Operating Partnership) that, in turn, either own the Properties in fee or the economic interests thereof. The Company is the sole general partner of the Operating Partnership, which was formed as a vehicle to: (i) consolidate the Company's real estate holdings; (ii) facilitate future acquisitions; (iii) enable the Company to comply with certain requirements under the Internal Revenue Code of 1986 (the "Code") relating to REITs; and
(iv) preserve certain tax advantages to persons contributing properties to the Company. As the sole general partner of the Operating Partnership, the Company generally has the exclusive power to manage and conduct the business of the Operating Partnership. As of October 1, 1997, the Company has an approximately 98.7% interest and is the sole general partner of the Operating Partnership.

     The Company conducts its real estate management services through the Management Company. Through the Management Company, the Company also manages properties on behalf of unaffiliated third parties. Through its ownership of preferred stock and common stock of the Management Company, the Operating Partnership is entitled to receive 95% of amounts paid as dividends by the Management Company.

     The Company was organized as a Maryland real estate investment trust in 1986. The Company's principal executive offices are located at 16 Campus Boulevard, Newtown Square, Pennsylvania 19073 and its telephone number is 610-325-5600.

                                 RISK FACTORS


     An investment in Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in, or incorporated by reference in, this Prospectus before making a decision to purchase Common Shares.


Limited Geographic Concentration

     Ninety-one of the 93 Properties owned by the Company as of October 1, 1997 are located in the Suburban Philadelphia Office and Industrial Market (as defined below). In addition, a fundamental element of the Company's growth strategy is to acquire additional properties in the Suburban Philadelphia Office and Industrial Market. Consequently, the Company is dependent upon the demand for office and other commercial space in the Suburban Philadelphia Office and Industrial Market. The Company's revenue and the value of the Properties may be affected by a number of factors in the Suburban Philadelphia Office and Industrial Market, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and other competing commercial properties). Therefore, the Company's performance and its ability to make distributions to shareholders will likely be dependent, to a large extent, on the economic conditions in the Suburban Philadelphia Office and Industrial Market. The term "Suburban Philadelphia Office and Industrial Market" or "Market" means the areas comprised of the following counties: Berks, Bucks, Chester, Delaware, Lehigh, Montgomery and Northampton in Pennsylvania and Burlington and Camden in New Jersey.


Risks Associated with the Recent Acquisition of Many of the Company's Properties; Lack of Operating History

     The Company is currently experiencing a period of rapid growth. Eighty-nine of the 93 Properties owned by the Company as of October 1, 1997 were acquired in 1996 and 1997. These recently acquired Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of such Properties may decline under the Company's management. The Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.


Risks Relating to Distributions

     The Company pays regular distributions to its shareholders. Additional Common Shares that may in the future be issued to finance acquisitions or upon the exercise of options or warrants or otherwise will increase required cash available for distribution to make anticipated distributions to shareholders. In addition, the Company's ability to make distributions will depend, in large part, on the performance of its Properties and any other properties it may acquire in the future, including occupancy levels, the Company's ability to enter into new leases upon expiration of current leases and costs associated with the renewal or reletting of space, expenditures with respect to existing and newly acquired properties, the amount of the Company's debt and the interest rates thereon, default or bankruptcy by tenants and other costs relating to the Properties and any other properties the Company may acquire in the future, and the absence of significant expenditures relating to environmental or other regulatory matters. Most of these matters are beyond the control of the Company and any significant difference between the Company's expectations with respect to these matters and actual results could have a material adverse effect on the Company and its ability to make or sustain distributions.


Real Estate Investment Considerations


     General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions, and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash available for distribution and ability to make expected distributions to its shareholders will be adversely affected.

     The Company's revenue and the value of the Properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions, the perceptions of prospective tenants of the attractiveness of a property, the ability of the Company to manage and maintain the Properties and secure adequate insurance and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     Lease Expirations. The Company is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Certain leases pertaining to the Properties grant their tenants early termination rights upon payment of a termination penalty. The Company has estimated the expenditures for new and renewal leases for 1997 and 1998 but no assurances can be given that the Company has correctly estimated such expenses. Lease expirations will require the Company to locate new tenants and negotiate replacement leases with such tenants. Replacement leases typically require the Company to incur tenant improvements, other tenant inducements and leasing commissions, in each case, which may be higher than the costs relating to renewal leases. If the Company is unable to promptly relet or renew leases for all or a substantial portion of expiring space, if the rental rates upon such renewal or reletting are significantly lower than expected or if the Company's reserves for these purposes prove inadequate, the Company's cash available for distribution and ability to make expected distributions to shareholders could be adversely affected.

     Financially Distressed Tenants. In the event of any lease default by a tenant, the Company may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. In addition, at any time, a tenant of the Properties or any other property acquired by the Company may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in cash available for distribution to shareholders. There can be no assurance that these or other tenants will not reject their leases in a bankruptcy proceeding or that the Company will not experience significant tenant defaults in the future, each of which could have an adverse effect on the Company's revenues and cash available for distribution to shareholders.

     Competition. The Company competes with a number of real estate developers, operators and institutions for tenants and acquisition opportunities. Some of these competitors have significantly greater resources than the Company. No assurances can be given that such competition will not adversely affect the Company's revenues and cash available for distribution to shareholders.

     Illiquidity of Real Estate. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders. Furthermore, purchase options and rights of first refusal held by certain tenants at certain Properties may adversely affect the Company's ability to sell such Properties.

     Changes in Laws. Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make expected distributions to shareholders. The Properties are also subject to various federal, state, and local regulatory requirements, such as requirements of the Americans with Disabilities Act of 1990 (the "ADA") and state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such requirements. However, there can be no assurance that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and ability to make distributions.

     Compliance with Americans with Disabilities Act. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons.

These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that the Properties are in material compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involved a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

     Risks Associated with Partnership and Joint Venture Property Ownership Structures. The Company owns its interests, directly or indirectly, in all but one of its Properties through the Operating Partnership. In addition, as of October 1, 1997, the Company serves as a member in two joint ventures it formed in September 1997 to acquire and develop three parcels of vacant land. The Company expects to continue to participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or coventurers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.


Risks Associated with Indebtedness

     Debt Financing and Existing Debt Maturities. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, and the risk that existing indebtedness on the Properties (which in all cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If principal payments due at maturity cannot be refinanced, extended, or paid with the proceeds of other capital transactions, such as new equity capital, the Company may neither be able to pay distributions to its shareholders at expected levels nor repay all such maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates, the interest expense relating to such refinanced indebtedness would increase, which could adversely affect the Company's cash flow and its ability to make expected distributions to its shareholders. In addition, if the Company is unable to meet its obligations under any of its mortgage financings, any one or more of the Properties securing such indebtedness could be foreclosed on, which would have a material adverse effect on the Company and its ability to make distributions and, depending on the number of Properties foreclosed on, could threaten the continued viability of the Company.

     Risk of Rising Interest Rates and Variable Rate Debt. Increases in interest rates on variable rate indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay distributions to shareholders.

     No Limitation on Debt. Although the Company has adopted a policy that limits the debt-to-total market capitalization ratio of the Company to 50%, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Trustees could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, cash available for distribution to shareholders and could increase the risk of default on the Company's indebtedness.


Risks of Acquisition, Development and Renovation Activities

     The Company intends to continue acquiring office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment. The Company anticipates that future acquisitions and renovations may be financed through a combination of advances under lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.


     While the Company has generally limited its acquisition, development, renovation, management and leasing business primarily to the Suburban Philadelphia Office and Industrial Market, it is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets outside of the Suburban Philadelphia Office and Industrial Market, which could adversely affect its ability to acquire, develop, manage or lease properties in any new localities. Changing market conditions, including competition from other purchasers of suburban office and industrial properties, may diminish the Company's opportunities for attractive additional acquisitions.


     The Company also intends to review from time to time the possibility of developing and constructing office buildings and other commercial properties. Risks associated with the Company's development and construction activities may include: (i) abandonment of development and construction opportunities; (ii) construction costs of a property exceeding original estimates, possibly making the property uneconomical; (iii) occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; (iv) the unavailability of financing on favorable terms for development of a property; and (v) construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.


Tax Risks


     Consequences of Failure to Qualify as a REIT. Since 1986, the Company has operated, and continues to operate, in such a manner as to qualify as a REIT under the Code. Although the Company believes that it is currently organized and will continue to operate so as to qualify as a REIT, no assurance can be given that the Company will qualify or remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions, many of which have only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to its shareholders aggregating at least 95% of its REIT taxable income (excluding net capital gains). The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is even greater in the case of a REIT that holds its assets in partnership form. In addition, no assurance can be given that future legislation, new regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification. See "Federal Income Tax Considerations."


     One of the requirements for maintaining REIT status is that a REIT not own more than 10% of the voting stock of a corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock) and stock in another REIT. The Operating Partnership owns 5% of the voting common stock and all of the non-voting preferred stock of the Management Company and, therefore, the Company believes it will comply with this rule. However, the Internal Revenue Service ("IRS") could contend that the Operating Partnership's ownership of all of the non-voting preferred stock of the Management Company should be viewed as voting stock because of its substantial economic position in the Management Company. If the IRS were to be successful in such a contention, the Company's status as a REIT would be lost and the Company would become subject to Federal corporate income tax on its net income, which would have a material adverse affect on the Company's cash available for distribution.

     If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This disqualification would reduce the funds of the Company available for investment or distribution to shareholders because of the additional tax liability of the Company for the year or years involved. If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code. To the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

     Required Distributions; Potential Requirement to Borrow. To obtain the favorable tax treatment associated with qualification as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income (excluding net capital gain). In addition, the Company will be subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus certain undistributed amounts from prior years.

     The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid income and other taxes. The Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of required debt amortization payments could require the Company, on its own behalf or through the Operating Partnership, to borrow funds on a short-term basis to meet the distribution requirements in order to remain qualified as a REIT. In such instances, the Company, in order to avoid adverse tax consequences, might need to: (i) borrow funds even if management believed that then prevailing market conditions generally were not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations; and/or (ii) liquidate investments on adverse terms.

     Consequences of Failure of the Operating Partnership (or a Subsidiary Partnership) to be Treated as a Partnership. If the IRS were to successfully challenge the tax status of the Operating Partnership or any of its subsidiary partnerships for federal income tax purposes, the Operating Partnership or the affected subsidiary partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership or any of the subsidiary partnerships would also reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations -- Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners."

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. In addition, the Management Company generally is subject to federal, state and local income tax at regular corporate rates on its net taxable income, which will include the Management Company's management, leasing and related service business. If the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations -- Taxation of the Company as a REIT."

     Real Estate Transfer Taxes. The transfers of certain Properties to the Operating Partnership or a subsidiary partnership were structured as transfers of 89% of the capital interests and 99% of the cash flow and profits interests in the limited partnerships owning such Properties with the residual interests to be acquired by the Operating Partnership not later than September 1999. This transaction structure is intended to comply with the provisions of informal advice from the Pennsylvania Department of Revenue to the effect that such transfers are not subject to Pennsylvania real estate transfer taxes. However, the Company has not obtained a formal ruling from the Pennsylvania Department of Revenue on this issue. If the Company desired or were required, for financing purposes or otherwise, to acquire such residual interests within such period, the Company could be required to pay real estate transfer taxes in an amount aggregating approximately $640,000.

Possible Environmental Liabilities

     Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental site assessment (which involves general inspections without soil sampling or groundwater analysis) completed by independent environmental consultants. Except as indicated below with respect to 110 Summit Drive at the Whitelands Business Park in Exton, Pennsylvania (the "Whitelands Property"), the Company is not aware of any environmental liability with respect to the Properties that the Company's management believes would have a material adverse effect on the Company. An environmental assessment has identified environmental contamination of potential concern with respect to the Whitelands Property. Petroleum products, solvents and heavy metals were detected in the groundwater. These contaminants are believed to be associated with debris deposited by third parties in a quarry formerly located on the Whitelands Property. The Whitelands Property previously appeared on the Comprehensive Environmental Response Compensation and Liability Information System List, a list maintained by the United States Environmental Protection Agency (the "EPA") of abandoned, inactive or uncontrolled hazardous waste sites which may require cleanup. The EPA conducted a preliminary assessment of the Property in 1984, and subsequently the Whitelands Property was removed from the list. While the Company believes it is unlikely that it will be required to undertake remedial action with respect to such contamination, there can be no assurance in this regard. If the Company were required to undertake remedial action on the Whitelands Property, it has been indemnified through August 2001 against the cost of such remediation by Safeguard Scientifics, Inc. ("SSI") subject to a limitation of approximately $2.0 million. In the event SSI is unable to fulfill its obligations under its indemnity agreement or the Company is required to undertake remedial action after the expiration of the indemnity, the costs associated with any remediation could materially and adversely impact cash available for distribution to shareholders. Because the Company does not believe that any remediation at the Whitelands Property is probable, no amounts have been accrued for any such potential liability.

     No assurance can be given that existing environmental studies with respect to the Properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to the Company. Moreover, no assurance can be given that: (i) future laws, ordinances or regulations will not impose any material environmental liability on the Company, or (ii) the current environmental condition of the Properties will not be affected by tenants and occupants of the Properties, by the condition of properties in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company.


Uninsured Losses

     The Company carries comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance for the Properties with policy specification and insured limits which the Company believes are adequate and appropriate under the circumstances. There are certain types of losses (such as those resulting from nuclear accidents, wars, civil disturbances and environmental matters) that generally are not insured against because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of the insured limits occur, the Company could lose both its investment in, and anticipated future revenues and cash flow from, the affected Property and would continue to be obligated in respect of any recourse mortgage indebtedness or other financial obligations on such Property. Any such loss would adversely affect the Company. Moreover, as the general partner of the Operating Partnership, the Company will be liable for any of the Operating Partnership's unsatisfied obligations other than the non-recourse obligations.

Risks of Third-Party Management, Leasing and Related Service Business

     Possible Termination of Management Contracts. The Company intends to selectively pursue the management of properties owned by third parties. Risks associated with the management of properties owned by third parties include the risk that the management contracts (which are generally cancelable upon 30 days' notice or upon certain events, including sale of the applicable property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Company, resulting in decreased management fee income.

     Possible Adverse Consequences of Lack of Control Over the Business of the Management Company. In order to satisfy certain technical requirements applicable to REITs, certain of the executive officers of the Company, as partners of a general partnership that holds 95% of the voting common stock of the Management Company, have the ability to elect the board of directors of the Management Company. The Company itself is not able to elect directors of the Management Company. As a result, the board of directors and management of the Management Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which in turn would adversely affect the Company's ability to pay distributions to shareholders.


Changes in Policies Without Shareholder Approval

     The investment, financing, borrowing and distribution policies of the Company, and its policies with respect to all other activities, including its growth, debt, capitalization, authorized shares of beneficial interest ("Shares"), distributions, REIT status and operating policies, are determined by the Board of Trustees. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised from time to time at the discretion of the Board of Trustees without notice to or a vote of the shareholders of the Company. Accordingly, shareholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all shareholders. A change in these policies could adversely affect the Company's distributions, financial condition, results of operations or the market price of Common Shares.


Dependence on Key Personnel

     The Company is dependent on the efforts of its executive officers, particularly Anthony A. Nichols, Sr. and Gerard H. Sweeney. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company. Messrs. Nichols and Sweeney have entered into employment agreements with the Company. However, these agreements do not restrict the ability of either Mr. Nichols or Mr. Sweeney to become employed by a competitor of the Company following termination of his employment with the Company.


Limits on Changes in Control

     Certain provisions of the Declaration of Trust and Bylaws of the Company may have the effect of delaying, deferring, or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may: (i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders; or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices. These provisions include the following:

     Ownership Limit Necessary to Maintain REIT Qualification. In order for the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the Company's outstanding Shares may be owned, actually or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year (other than the first taxable year for which the election to be taxed as a REIT has been made). In order to protect the Company against the risk of losing REIT status due to the concentration of ownership among its shareholders, the ownership limits (the "Ownership Limits") adopted by the Board of Trustees pursuant to the Declaration of Trust limit direct or indirect ownership to 9.8% in value of the outstanding Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer." The Board of Trustees could waive this restriction with respect to a particular shareholder if it were satisfied, based upon the advice of tax counsel, that ownership by such shareholder in excess of the Ownership Limits would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Actual or constructive ownership of Common Shares in excess of the Ownership Limits will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the Ownership Limits and such shares will be automatically transferred to a trust for the benefit of a person to whom an interest in the Common Shares may be permissibly transferred. Such transferee shall have no right to vote such shares or be entitled to distributions with respect to such shares.


     Common and Preferred Shares. The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 105,000,000 shares of beneficial interest of the Company, consisting of 100,000,000 Common Shares and 5,000,000 preferred shares and, in respect of the preferred shares, to establish the preferences, rights, and other terms (including the right to vote and the right to convert into Common Shares) of any shares so issued. The Board of Trustees could establish a series of preferred shares that could have the effect of delaying, deferring or preventing a tender offer or a change in control of the Company that might involve a premium price of the Common Shares or otherwise be in the best interests of the shareholders. The Declaration of Trust may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares of any class.


     Exemptions from the Maryland Business Combination Law. Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder. Pursuant to the statute, the Company has exempted any business combination involving SSI, The Nichols Company ("TNC"), Gerard H. Sweeney (the Company's President and Chief Executive Officer) and any affiliate or associate of theirs from the business combination statute and, consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to business combinations between any of them and the Company. As a result, SSI, TNC, Mr. Sweeney, and affiliates and associates thereof (including Anthony A. Nichols, Sr., the Company's Chairman of the Board) may be able to enter into business combinations with the Company, which may not be in the best interest of the shareholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute. In addition, the Company has exempted any business combination involving the Commonwealth of Pennsylvania State Employees' Retirement System ("SERS") and a voting trust established for its benefit (the "SERS Voting Trust") and any of their respective affiliates or associates, and Morgan Stanley Asset Management Inc. and two funds (the "Morgan Stanley Funds") managed by it and any of their respective affiliates or associates from the business combination statute. See "Certain Provisions of Maryland Law and the Company's Declaration of Trust and Bylaws -- Business Combinations."


     Maryland Control Share Acquisition Statute. The MGCL, as applicable to real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Pursuant to the statute, the Company has exempted any and all acquisitions by SSI, TNC, and any current or future affiliate or associate of theirs from the control shares statute. As a result, SSI or TNC will be able to possess voting power not generally available to other persons and the effect may be to further solidify their control of the Company. In addition, pursuant to the statute, the Company has exempted any and all acquisitions by SERS and the SERS Voting Trust and any of their respective current or future affiliates or associates and Morgan Stanley Asset Management Inc. and the Morgan Stanley Funds and any of their respective current or future affiliates or associates from the control shares statute.


Effect on Price of Shares Available for Future Sale

     Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing prices for the Common Shares. The Company has reserved as of October 1, 1997: (i) 317,450 Common Shares for issuance upon conversion of units of limited partnership interest ("Units") in the Operating Partnership and (ii) 762,104 Common Shares for issuance upon exercise of outstanding options and warrants. No prediction can be made regarding the effect that future sales of Company securities will have on the market price of Common Shares.


Effect on Holders of Common Shares of an Issuance of Preferred Shares

     The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more classes or series of preferred shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders in any series or class of preferred shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares.


Effect of Market Interest Rates on Price of Common Shares

     One of the factors that influences the market price of the Common Shares in the public market is the annual distribution rate on the shares. Increasing market interest rates may lead prospective purchasers of the Common Shares to demand a higher annual distribution rate from future distributions. Such an increase in the required distribution may adversely affect the market price of the Common Shares.

                     RATIOS OF EARNINGS TO COMBINED FIXED
                   CHARGES AND PREFERRED SHARE DISTRIBUTIONS


     The following table sets forth the Company's ratios of earnings to combined fixed charges and preferred share distributions for the periods shown. The ratio of earnings to combined fixed charges and preferred share distributions represents the number of times fixed charges were covered by earnings. The ratio is computed by dividing fixed charges and preferred share distributions into earnings before extraordinary items plus fixed charges. Fixed charges include interest expense and amortization of debt issuance costs.





  For the Six Months
    Ended June 30,                    For the Years Ended December 31,
-----------------------   --------------------------------------------------------
  1997        1996        1996        1995        1994          1993        1992
------        ----        ----        ----        ----          ----        ----
  2.09        1.00         (2)         (2)         (2)        N/A (1)     N/A (1)

------------
(1) Ratio cannot be computed as there were no fixed charges during fiscal years 1993 and 1992.

(2) Ratio calculated to be less than one-to-one coverage; the amount of the deficiency to cover fixed charges is $162,000, $824,000 and $1,841,000 for fiscal years 1996, 1995 and 1994, respectively.


                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company will contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership in exchange for additional partnership interests in the Operating Partnership, the economic terms of which will be substantially identical to the Securities sold. The Operating Partnership will use such net proceeds for general business purposes including, without limitation, the repayment of certain outstanding debt and the acquisition of office and industrial properties.


                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company, as amended, which are incorporated by reference into the Registration Statement of which this Prospectus is a part.


General

     The Declaration of Trust of the Company provides that the Company is authorized to issue up to 105,000,000 shares of beneficial interest of the Company ("Shares"), consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share ("Common Shares"), and 5,000,000 preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"). The Declaration of Trust may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized Shares of any class. The authorized Common Shares and Preferred Shares are available for future issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

     Both Maryland statutory law governing real estate investment trusts organized under Maryland law (the "Maryland REIT Law") and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable, by reason of his status as a shareholder of the Company, for any obligation of the Company. The Company's Bylaws further provide that the Company shall indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he has been made a party by reason of his status as such for all reasonable expenses incurred by him in connection with any such claim or liability. In addition, it is a requirement of the Declaration of Trust that all written contracts to which the Company is a party shall include a provision to the effect that shareholders shall not be personally liable thereon.

     The Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, the shareholders are entitled to vote only on the following matters: (i) election or removal of Trustees; (ii) amendment of the Declaration of Trust (other than an amendment to increase or decrease the aggregate number of authorized Shares of any class); (iii) a determination by the Trust to invest in commodities contracts (other than interest rate futures intended to hedge the Company against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and (iv) a merger of the Company with another entity. Except with respect to the foregoing, no action taken by the shareholders of the Company at any meeting shall in any way bind the Board of Trustees.


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Shares is The Bank of New York.


Shares

     Common Shares of Beneficial Interest

     Each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees, which means that, subject to such voting rights as may be granted by the Board of Trustees in connection with future issuances of Preferred Shares, the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Subject to such preferential rights as may be granted by the Board of Trustees of the Company in connection with the future issuance, if any, of Preferred Shares, holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Trustees out of funds legally available therefor.

     Holders of Common Shares have no conversion, exchange, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding Common Shares will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, subject to such preferential rights as may be granted by the Board of Trustees of the Company in connection with the future issuance, if any, of Preferred Shares, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. All Common Shares have equal dividend, distribution, liquidation and other rights.

  Preferred Shares of Beneficial Interest

     The Preferred Shares authorized by the Company's Declaration of Trust may be issued from time to time in one or more series. Prior to the issuance of Preferred Shares of each such series, the Board of Trustees is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as are permitted by the Maryland REIT Law. Such rights, powers, restrictions and limitations could include the right to receive specified distributions and payments on liquidation prior to any such payments being made to the holders of Common Shares. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of the Common Shares.

  Classification or Reclassification of Preferred Shares

     The Declaration of Trust authorizes the Trustees to classify or reclassify, in one or more series, any unissued Preferred Shares by setting or changing the number of Preferred Shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such Preferred Shares.


Preferred Shares

     The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

       (1) The title and stated value of such Preferred Shares;


       (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;


       (3) The distribution rate(s), period(s) and /or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;


       (4) The date from which distributions on such Preferred Shares shall accumulate, if applicable;


       (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;


       (6) The provision for a sinking fund, if any, for such Preferred Shares;



       (7) The provision for redemption, if applicable, of such Preferred
Shares;


       (8) Any listing of such Preferred Shares on any securities exchange;


       (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);


       (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;


       (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;


       (12) A discussion of all material federal income tax considerations, if any, applicable to such Preferred Shares that are not discussed in this Prospectus;


       (13) The relative ranking and preferences of such Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;


       (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and


       (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Restrictions on Transfer


     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).


     Because the Board of Trustees believes it is at present essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of Shares that a person may own and that are designed to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any shareholder from owning Shares in an amount that would cause more than 50% in value of the outstanding Shares to be held by five or fewer individuals, the Board, pursuant to authority granted in the Declaration of Trust, has passed a resolution that, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding Shares, except for Safeguard Scientifics, Inc. ("SSI") which, pursuant to a separate agreement with the Company, may own no more than 14.75% in value of the outstanding Shares (the "Ownership Limit"). The Board of Trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the Ownership Limit. The Board of Trustees, pursuant to authority granted in the Declaration of Trust, has passed a resolution that provides that, for purposes of determining applicable ownership limitations: (i) the beneficiaries of SERS (in accord with their actuarial interests therein), and not SERS or the SERS Voting Trust, shall be deemed the direct owners of Shares held by the SERS Voting Trust, and (ii) the owners of the Morgan Stanley Funds (in proportion to their ownership therein), and not such Morgan Stanley Funds nor a related entity, shall be deemed the direct owners of Shares held by such Morgan Stanley Funds.


     In addition, pursuant to the Declaration of Trust, no purported transfer of Shares may be given effect if it would result in ownership of all of the outstanding Shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in the Company being "closely held" within the meaning of Section 856(h) of the Code (the "Ownership Restrictions"). In the event of a purported transfer or other event that would, if effective, result in the ownership of Shares in violation of the Ownership Limit or the Ownership Restrictions, such transfer would be deemed void ab initio and such Shares would automatically be exchanged for "Excess Shares" authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of Shares in violation of the Ownership Limit or the Ownership Restrictions.


     Holders of Excess Shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of Shares for Excess Shares and prior to the discovery by the Company of such exchange, dividends or distributions are paid with respect to Shares that were exchanged for Excess Shares, then such dividends or distributions would be repayable to the Company upon demand. While outstanding, Excess Shares would be held in trust by the Company for the benefit of the ultimate transferee of an interest in such trust, as described below. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the Shares would not violate the Ownership Limit or the Ownership Restrictions, at which time the Excess Shares would be automatically exchanged for Shares of the same type and class as the Shares for which the Excess Shares were originally exchanged. The Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to the Company.


     The Declaration of Trust also provides that Excess Shares shall be deemed to have been offered for sale to the Company, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of: (i) the date of the purported transfer or event which resulted in an exchange of Shares for such Excess Shares; and (ii) the date the Board of Trustees determines that a purported transfer or other event resulting in an exchange of Shares for such Excess Shares has occurred if the Company does not receive notice of any such transfer. The price at which the Company may purchase such Excess Shares would be equal to the lesser of: (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such Shares on the date of the automatic exchange for Excess Shares; or (ii) the market price of such Shares on the date that the Company accepts such Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to the Company upon demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of the Company.


     The Trustees may waive the Ownership Restrictions if evidence satisfactory to the Trustees and the Company's tax counsel or tax accountants is presented showing that such waiver will not jeopardize the Company's status as a REIT under the Code. As a condition of such waiver, the Trustees may require that an intended transferee give written notice to the Company, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Trustees and/or an undertaking from the applicant with respect to preserving the status of the Company. The Ownership Restrictions will not apply if the Company determines that it no longer will attempt to qualify, or continue to qualify, as a REIT. Any transfer of Shares, or any security convertible into Shares that would: (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; or (ii) result in the violation of the Ownership Restrictions will be void with respect to the intended transferee and will result in Excess Shares as described above.

     Neither the Ownership Restrictions nor the Ownership Limit will be automatically removed even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the Declaration of the Trust. Amendments to the Declaration require the affirmative vote of holders owning not less than a majority of the outstanding Shares entitled to vote thereon. In addition to preserving the Company's status as a REIT, the Ownership Restrictions and the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Trustees.

     All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 4.0% of the value of any class of outstanding Shares, must file an affidavit with the Company containing the information specified in the Declaration by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Trustees deem necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

     All certificates representing Shares that are hereafter issued will bear a legend referring to the restrictions and limitations described above.


                       DESCRIPTION OF DEPOSITARY SHARES


General

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference to these documents.


Distributions

     The Preferred Share Depositary will distribute all cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

     In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such distributions, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into Excess Shares.


Withdrawal of Shares

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of the Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.


Redemption of Depositary Shares

     Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

     From and after the date fixed for redemption, all distributions in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.


Voting of the Preferred Shares

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of

Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.


Liquidation Preference

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.


Conversion of Preferred Shares

     The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares (including Excess Shares) of the Company or other shares of beneficial interest, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.


Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.


     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Share Depositary if: (i) such termination is necessary to assist in maintaining the Company's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to assist in maintaining the Company's status as a REIT, then, if the Depositary Shares are listed on a national securities exchange, the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary

Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if: (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each share of the related Preferred Shares shall have been converted into shares of beneficial interest of the Company not so represented by Depositary Shares.


Charges of Preferred Share Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.


Resignation and Removal of Depositary

     The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


Miscellaneous

     The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

     Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares, Depositary Shares or Common Shares. Warrants may be issued independently or together with any Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a specified warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currencies in which the price or prices of such Warrants may be payable;
(v) the designation, amount and terms of the Securities purchasable upon exercise of such Warrants; (vi) the designation and terms of the other Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vii) if applicable, the date on and after which such Warrants and the Securities purchasable upon exercise of such Warrants will be separately transferable; (viii) the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of such Warrants may be purchased; (ix) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (x) the minimum or maximum amount of such Warrants which may be exercised at any one time; (xi) information with respect to book-entry procedures, if any; (xii) a discussion of certain Federal income tax considerations; and (xiii) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company, as amended, which are incorporated by reference into this Registration Statement.


Duration

     Under the Company's Declaration of Trust, the Company has a perpetual term and will continue perpetually subject to the authority of the Board of Trustees to terminate the Company's existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Law.


Board of Trustees

     The Company's Declaration of Trust provides that the number of Trustees of the Company shall not be less than three nor more than 15. Any vacancy (including a vacancy created by an increase in the number of Trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Trustees (although less than a quorum). The Trustees will each serve for a term of one year (except that an individual who has been elected to fill a vacancy will hold office only until the next annual meeting of shareholders and until his successor has been duly elected and qualified).

     The Declaration of Trust provides that a Trustee may be removed from office only at a meeting of the shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares entitled to vote in the election of Trustees; provided, however, that in the case of any Trustees elected solely by holders of a series of Preferred Shares, such Trustees may be removed by the affirmative vote of a majority of the Preferred Shares of that series then outstanding and entitled to vote in the election of Trustees, voting together as a single class.


Meetings of Shareholders

     The Declaration of Trust requires the Company to hold an annual meeting of shareholders for the election of Trustees and the transaction of any other proper business. Special meetings of shareholders may be called upon the written request of shareholders holding at least 10% of the Common Shares. Special meetings of shareholders may also be called by the holders of Preferred Shares to the extent, if any, determined by the Board of Trustees in connection with the establishment of a class or series of Preferred Shares. Any action required or permitted to be taken by shareholders must be taken at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing of shareholders.


Business Combinations


     Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an Interested Shareholder or an affiliate of the Interested Shareholder are prohibited for five (5) years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be: (a) recommended by the trustees of such trust and (b) approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. An amendment to a Maryland REIT's declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by Interested Shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an Interested Shareholder on the date of the shareholder vote. The Board of Trustees has exempted any business combinations involving SSI, TNC, Gerard H. Sweeney and their respective affiliates from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, SSI, TNC, Gerard H. Sweeney and their respective affiliates may be able to enter into business combinations that may not be in the best interest of the shareholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute. In addition, the Company has exempted any business combination involving SERS or the SERS Voting Trust and any of their respective existing or future affiliates and Morgan Stanley Asset Management Inc. and the Morgan Stanley Funds and any of their respective existing or future affiliates from the business combination provisions of the MGCL.

     The business combination statute could have the effect of delaying, deferring or preventing offers to acquire the Company and of increasing the difficulty of consummating any such offer.


Control Share Acquisitions


     The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust in question. "Control shares" are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise the voting power in the election of trustees within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.


     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.


     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. Pursuant to the statute, the Company has exempted any and all acquisitions of Shares by SSI, TNC and any current or future affiliate or associate of theirs from the control share provisions of the MGCL. As a result, SSI or TNC and their affiliates will be able to possess voting power not generally available to other persons and the effect may be to further enhance their ability to control the Company. In addition, pursuant to the statute, the Company has exempted any and all acquisitions of Shares by SERS and the SERS Voting Trust and any of their respective current or future affiliates or associates and Morgan Stanley Asset Management Inc. and the Morgan Stanley Funds and any of their respective current or future affiliates or associates from the control share provisions of the MGCL.


     The control share acquisition statute could have the effect of delaying, deferring or preventing offers to acquire the Company and of increasing the difficulty of consummating any such offer.


Amendment to the Declaration of Trust


     The Company's Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except for the provisions of the Declaration of Trust relating to (i) increases or decreases in the aggregate number of Shares of any class (which may be made by the Board of Trustees without shareholder approval) and (ii) the MGCL provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the Shares then outstanding and entitled to vote. In addition, in the event that the Board of Trustees shall have determined, with the advice of counsel, that any one or more of the provisions of the Company's Declaration of Trust (the "Conflicting Provisions") are in conflict with the Maryland REIT Law, the Code or other applicable Federal or state law(s), the Conflicting Provisions shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment thereof.


Termination of the Company and REIT Status


     Subject to the rights of any outstanding Preferred Shares and to the provisions of the Maryland REIT Law, the Company's Declaration of Trust permits the Board of Trustees to terminate the Company and to discontinue the election of the Company to be taxed as a REIT.


Transactions Between the Company and its Trustees or Officers


     The Company's Declaration of Trust provides that any contract or transaction between the Company and one or more Trustees, officers, employees or agents of the Company must be approved by a majority of the Trustees who have no interest in the contract or transaction.

Limitation of Liability and Indemnification

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     The Company's Bylaws require it to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Company shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's Bylaws also (i) permit the Company, with the approval of its Trustees, to provide indemnification and payment or reimbursement of expenses to a present or former Trustee, officer or shareholder who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

     The limited partnership agreement of the Operating Partnership also provides for indemnification by the Operating Partnership of the Company, as general partner, and its Trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Operating Partnership or the Company; provided that such person's actions were taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


Maryland Asset Requirements

     To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


     The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Trustees and may be amended or revised from time to time by the Board of Trustees without a vote of shareholders. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease.


Investment Policies


     Investments in Real Estate or Interests in Real Estate. The primary business objective of the Company is to realize and maximize growth in cash available for distribution and to increase shareholder value by: (i) optimizing cash flow from the Properties and additional properties added to its portfolio through continued active property management and prudent operating strategies;
(ii) acquiring suburban office and industrial properties and/or portfolios of such properties at prices that are below replacement cost and at yields which exceed the Company's cost of capital; (iii) redeveloping and improving acquired properties and, to a lesser extent, developing build-to-suit properties as opportunities arise; (iv) generating third party fee-related revenue; and (v) operating within a conservative capital structure with financing policies that allow for continued growth.


     The Company expects that future developments and acquisitions are likely to continue to be made primarily in the Market. The Company may, however, develop or acquire properties elsewhere if the Board of Trustees determines that such developments or acquisitions would be desirable. Future investments are not limited by property type, although the Company expects that it will invest principally in suburban office and industrial properties. The Company will not have any limit on the amount or percentage of its assets invested in one property.


     The Company may develop, purchase or lease income-producing properties for long-term investment, expand and improve the Properties presently owned or other properties purchased, or sell such properties, in whole or in part, when circumstances warrant. Although there is no limitation on the types of development activities that the Company may undertake, the Company expects that its development activities will generally be on a build-to-suit basis for particular tenants, or where a significant portion of the building is pre-leased before construction begins. The Company may also participate with other entities in property ownership and development through joint ventures or other types of co-ownership. Equity investments may be subject to existing or future mortgage financing and other indebtedness that will have priority over the equity interests in the Company.


     Securities of or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITS, other entities engaged in real estate activities or securities of other issuers. The Company may enter into joint ventures or partnerships for the purpose of obtaining an equity interest in a particular property in accordance with the Company's investment policies.


     Investments in Real Estate Mortgages. While the Company's current portfolio consists of, and the Company's business objectives emphasize, equity investments in commercial real estate, the Company may, in the discretion of the Board of Trustees, invest in other types of equity real estate investments, mortgages and other real estate interests. The Company may also invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in the value of the property.


     Investment through the Operating Partnership. The Company has made no determination to conduct all of its activities through the Operating Partnership. As of the date of this Prospectus, the Company owns all of the Properties or the economic interest therein indirectly through the Operating Partnership. Although the Partnership Agreement of the Operating Partnership contains no provision restricting the Company's ability to acquire additional properties outside the Operating Partnership, the Partnership Agreement provides that if the Company acquires additional properties outside the Operating Partnership, the percentage of administrative fees of the Company allocated to the Operating Partnership will be reduced to an amount that is fair and equitable under the circumstances.

Dispositions

     The Company does not currently intend to dispose of any of the Properties, although it reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Board of Trustees determines that such action would be in the best interests of the Company.


Financing Policies

     The Company has adopted a policy to operate with a conservative ratio of debt-to-total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding Shares and Units plus total consolidated debt) of not more than 50%. The Company's Declaration of Trust and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may, from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Shares, growth opportunities and other factors. Accordingly, the Company may increase or decrease its debt-to-market capitalization ratio beyond the limit described above. To the extent that the Board of Trustees decides to obtain additional capital, the Company may raise such capital through additional equity offerings (including offerings of senior or convertible securities), debt financings or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT income), or a combination of these methods. Borrowing may be unsecured or secured by any or all of the assets of the Company, the Operating Partnership or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of the Company, the Operating Partnership or any existing or new property-owning partnership. Indebtedness incurred by the Company may be in the form of bank borrowing, purchase money obligations to sellers of the properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowing by the Company may be used for working capital, to refinance existing indebtedness, to finance acquisition, expansion or development of new properties and for the payment of distributions. The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

     The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company will also consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.


Working Capital Reserves

     The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Trustees determines to be adequate to meet normal contingencies in connection with the Company's business and investments.


Conflict of Interests Policies

     The Company has not adopted any formal or informal policies intended to eliminate the influence of conflicts of interest. Under the Company's Declaration of Trust, a transaction effected by the Company or any entity controlled by the Company in which a Trustee or officer has a financial interest may only be consummated if the transaction is first approved by a majority of the Trustees who have no interest in the transaction.


Policies with Respect to Other Activities

     The Company has authority to offer Common Shares, Preferred Shares, senior securities or options to purchase shares in exchange for property and, to the extent permitted by applicable law, to repurchase or otherwise acquire its Common Shares or other securities in the open market or otherwise and may engage in such activities in the future. The Board of Trustees has no present intention of causing the Company to repurchase any Common Shares. The Company expects (but is not obligated) to issue Common Shares to holders of Units in the Operating Partnership upon exercise of their redemption rights. The Company may issue Preferred Shares from time to time, in one or more series, as authorized by the Board of Trustees without the need for shareholder approval. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of issuers, nor has the Company invested in the securities of issuers (other than the Operating Partnership and its subsidiaries and property-owning joint ventures) for the purposes of exercising control, and does not intend to do so. The Company intends to operate in a manner that will not subject it to regulation as an investment company under the Investment Company Act. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Trustees determines that it is no longer in the best interest of the Company to qualify as a REIT. The Company may make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Trustees without a vote of the shareholders.


                       FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion of material Federal income tax considerations is for general information only and is not tax advice. The following discussion summarizes all material federal income tax considerations to a holder of Common Shares. The applicable Prospectus Supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Shares. In the opinion of Arthur Andersen LLP, tax advisor to the Company (the "Tax Advisor") the discussion below, insofar as it relates to Federal income tax matters, is correct in all material respects, and fairly summarizes the federal income tax considerations that are material to a shareholder. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under "Taxation of Foreign Shareholders" below) subject to special treatment under the Federal income tax laws. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998).


     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


General


     The Company first elected to be taxed as a REIT for its taxable year ended December 31, 1986, and has operated and expects to continue to operate in such a manner so as to remain qualified as a REIT for Federal income tax purposes. In the opinion of the Tax Advisor, and based on certain representations made by the Company relating to the organization and operation of the Company and the Operating Partnership, the Company will continue to qualify as a REIT under the Code. However, the opinion of the Tax Advisor is not binding upon the IRS and no absolute assurance can be given that the Company will continue to operate in a manner so as to remain qualified as a REIT.

     The following is a general summary of the Code sections that govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code or administrative or judicial interpretation thereof which could adversely affect the Company's ability to continue to qualify as a REIT or adversely affect the taxation of holders of Common Shares or which could further limit the amount of income the Company may derive from the management, construction, development, leasing or sale of properties owned by the Operating Partnership or by third parties or in partnerships with third parties.


Taxation of the Company as a REIT


     An entity that qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its REIT taxable income is generally not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows:

     The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

       (i) Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any.

       (ii) If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax. See "-- Sale of Partnership Property."

       (iii) If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

       (iv) If the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.


       (v) If the Company has (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise or default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.


       (vi) If the Company acquires any asset from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Restriction Period") beginning on the date on which such asset was acquired by the Company then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company's adjusted basis in such asset as of the beginning of such Restriction Period will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that the Company will make an election pursuant to IRS Notice 88-19 or applicable future administrative rules or Treasury Regulations to avail itself of the benefits of the Restriction Period.

Qualification of the Company as a REIT


     The Code defines a REIT as a corporation, trust or association:


       (1) which is managed by one or more trustees or directors;


       (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;


       (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;


       (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;


       (5) which has the calendar year as its taxable year;


       (6) the beneficial ownership of which is held by 100 or more persons;


       (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt organizations); and


       (8) which meets certain income, asset and distribution tests, described below.


       Conditions (1) through (5), inclusive, must be satisfied during the entire taxable year, and condition (6) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has previously issued Common Shares in sufficient proportions to allow it to satisfy requirements
   (6) and (7) (the "100 Shareholder" and "five-or-fewer" requirements), respectively. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (6) and (7) above. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer." However, these restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described in (6) and (7) above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the "five or fewer" requirement. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. See "--Failure to Qualify."


     A REIT is permitted to have a wholly-owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. The Company has formed several qualified REIT subsidiaries and may in the future form one or more qualified REIT subsidiaries. For the Company's 1997 taxable year, all of the stock of such subsidiaries must be owned by the Company from the commencement of each such subsidiary's existence. For taxable years of the Company beginning on and after January 1, 1998, the Company must own all of the stock of each such subsidiary, although it will not be required to own such stock of such subsidiary from the commencement of such subsidiary's existence.


     A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership and each of the Title Holding Partnerships will be treated as assets and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and its subsidiary partnerships are treated as partnerships for Federal income tax purposes. In addition, the character of the assets and gross income of such partnerships shall retain the same character in the hands of the REIT for purposes of the requirements applicable to REITs under the Code including satisfying the income tests and the asset tests. See "Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners."


Income Tests

     To maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by a mortgage on real property) or from "qualified temporary investment income" (described below). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from investments qualifying under the 75% test above, and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, for taxable years beginning on or before August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Company will be treated as realizing its share of any income and bearing its share of any loss of the Operating Partnership and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests only if several conditions are met. First the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For the Company's taxable year which begins on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a "Related Party Tenant." Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the Company may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants).

     For taxable years of the Company beginning after August 5, 1997, if the Company provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by the Company for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" if the amounts received in respect of such services, together with amounts received for certain management services, do not exceed 1% of all amounts received or accrued by the Company during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by the Company with respect to the property will not qualify as "rents from real property," even if the impermissible services are provided to some, but not all, of the tenants of the property.

     The Company has represented that the Company's real estate investments, which include its allocable share of income from the Operating Partnership, will give rise to income that qualifies as "rents from real property" for purposes of the 75 percent and 95 percent gross income tests, other than rents received from a Related Party Tenant. In addition, the Company has represented that the rents received from Related Party Tenants, in addition to all other income which is not qualifying income for the 75 percent and 95 percent gross income tests, does not exceed five percent of the Company's gross income, and therefore, the Company's status as a REIT should not be jeopardized.

     The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts or sales); (ii) receive rents in excess of a de minimis amount from Related Party Tenants;
(iii) derive rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform services considered to be rendered to the occupant of property, other than through an independent contractor from whom the Company derives no income.

     The Operating Partnership owns 5% of the voting common stock, and all of the preferred stock of the Management Company, a corporation that is taxable as a regular corporation. The Management Company performs management, development and leasing services for the Operating Partnership and other real properties owned in whole or in part by third parties. The income earned by and taxed to the Management Company would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, the income will be earned by and taxed to the Management Company and will be received by the Company only indirectly as dividends. Although interest and dividends are generally qualifying income under the 95% test, the IRS has announced a no-ruling policy on this issue when the dividends and interest are earned in this manner.

     If the Company fails to satisfy one or both of the 75% of 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its return, and
(iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of the Company as a REIT," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and if such test is not met for the taxable years of the Company beginning before January 1, 1998, the Company would cease to qualify as a REIT. See "-- Failure to Qualify."


Asset Tests


     In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which the Company or a "qualified REIT subsidiary" of the Company owns an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the Company and held for not more than one year from the date the Company receives such proceeds), cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those described above in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary, of which the REIT is required to own all of such stock, or another
REIT).

     The Company anticipates that it will be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If the Company fails to cure any noncompliance with the asset test within such time period, its status as a REIT would be lost.

     As noted above, one of the requirements for qualification as a REIT is that a REIT not own more than 10 percent of the voting stock of a corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock) and stock in another REIT. The Operating Partnership will own only approximately 5 percent of the voting stock and all of the non-voting preferred stock of the Management Company and therefore will comply with this rule. However, the IRS could contend that the Company's ownership, through its interest in the Operating Partnership, of all of the non-voting preferred stock in the Management Company should be viewed as voting stock because of its substantial economic position in the Management Company. If the IRS were to be successful in such a contention, the Company's status as a REIT would be lost and the Company would become subject to federal corporate income tax on its net income, which would have a material adverse affect on the Company's cash available for distribution. The Company does not have the ability to designate a seat on the Board of Directors of the Management Company. The Company does not believe that it will be viewed as owning in excess of 10 percent of the voting stock of the Management Company.

Annual Distribution Requirements

     The Company, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable (plus, for the Company's 1998 taxable year and thereafter, income from cancellation of indebtedness, original issue discount, and coupon interest) over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     For the Company's taxable year beginning on January 1, 1998 and for all taxable years thereafter, undistributed capital gains may be so designated by the Company and are includable in the income of the holders of Common Shares. Such holders are treated as having paid the capital gains tax imposed on the Company on the designated amounts included in their income as long-term capital gains. Such shareholders would receive an increase in their basis for income recognized and a decrease in their basis for taxes paid by the Company. See "--Taxation of Taxable Domestic Shareholders."

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the

Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In order to meet the 95% distribution requirement, the Company may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required distributions or attempt to declare a consent dividend, which is a hypothetical distribution to holders of Common Shares out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with distributions actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash, and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their Common Shares by the amount of the taxable income recognized.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company's deduction for distributions paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.


Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners

     The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and its subsidiary partnerships (referred to herein as the "Title Holding Partnerships").


Classification of the Operating Partnership and Title Holding, Partnerships as Partnerships

     As of the date of this Prospectus, the Company owns all of the Properties or the economic interests therein through the Operating Partnership. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests.

     Neither the Operating Partnership nor any of the Title Holding Partnerships requested a ruling from the IRS that they would be treated as partnerships for Federal income tax purposes. The Company received an opinion of the Tax Advisor, which is not binding on the IRS, that the Operating Partnership and the Title Holding Partnerships will each be treated as partnerships for Federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation. The opinion of the Tax Advisor is based on the provisions of the limited partnership agreement of the Operating Partnership and the limited partnership agreements of the Title Holding Partnerships, respectively, and certain factual assumptions and representations described in the opinion.

     Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Title Holding Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Company has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Title Holding Partnerships. Under a special transitional rule in the Treasury Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Title Holding Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Operating Partnership nor any of the Title Holding Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS.

     If for any reason the Operating Partnership or a Title Holding Partnership was classified as an association taxable as a corporation rather than as a partnership for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "-- Income Tests" and "--Asset Tests." In addition, any change in any such Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Annual Distribution Requirements." Further, items of income and deduction of any such Partnership would not pass through to its partner (e.g., the Company), and its partners would be treated as shareholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.


Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) and the Treasury Regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.


Tax Allocations With Respect to Contributed Properties

     The Company has represented that the fair market values of 19 of the Properties contributed directly or indirectly to the Operating Partnership in a transaction with SSI and TNC in August 1996 were different than the tax basis of such Properties. Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Pre-Contribution Gain or Loss"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Operating Partnership sells contributed property at a gain or loss, such gain or loss will be allocated to the contributing partners, and away from the Company, generally to the extent of the Pre-Contribution Gain or Loss.

     The Treasury Department has issued final regulations under Section 704(c) of the Code (the "Regulations") which give partnerships great flexibility in ensuring that a partner contributing property to a partnership receives the tax burdens and benefits of any Pre-Contribution Gain or Loss attributable to the contributed property. The Regulations permit partnerships to use any "reasonable method" of accounting for Pre-Contribution Gain or Loss. The Regulations specifically describe three reasonable methods, including (i) the "traditional method" under current law, (ii) the traditional method with the use of "curative allocations" which would permit distortions caused by Pre-Contribution Gain or Loss to be rectified on an annual basis, and (iii) the "remedial allocation method" which is similar to the traditional method with "curative allocations." The Partnership Agreement permits the Company, as a general partner, to select one of these methods to account for Pre-Contribution Gain or Loss.


Depreciation

     The Operating Partnership's assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic tax depreciation schedules for the Properties prior to their contribution to the Operating Partnership. The Properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over 40 years. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Thus, because most of the property contributed to the Operating Partnerships is appreciated, the Company will generally receive allocations of tax depreciation in excess of its percentage interest in the Operating Partnership. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

     As described above (see "-- Tax Allocations with Respect to Contributed Properties"), the Treasury Department's Regulations give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property.

     As described previously, the Company, as a general partner, may select any permissible method to account for Pre-Contribution Gain or Loss. The use of certain of these methods may result in the Company being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits of the Company, as determined for federal income tax purposes, should decrease the portion of distributions by the Company which may be treated as a return of capital. See "-- Annual Distribution Requirements."


Basis in Operating Partnership Interest

     The Company's adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership, and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the tax basis of any property distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.


     If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distribu tions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently 18 months).


Sale of Partnership Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 18 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the requirements applicable to REITS under the Code, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of the Company as a REIT." Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "-- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's net sales price. The Company, as general partner of the Operating Partnership, has represented that the Operating Partnership and the Title Holding Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make such occasional sales of the properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.


Taxation of Taxable Domestic Shareholders

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be dividends taxable to such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 18 months or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any losses of the Company.

     For taxable years of the Company beginning after August 5, 1997, U.S. shareholders holding Shares at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year falls, such amount as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.


     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from the Company required to be treated as long-term capital gain.


     Distributions from the Company and gain from the disposition of Common Shares will not be treated as passive activity income and, therefore, shareholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of Common Shares will generally be treated as investment income for purposes of the investment income limitation.


Backup Withholding


     The Company will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Shareholders."


Taxation of Tax-Exempt Shareholders


     Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.


     In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look-through exception"). A qualified trust that holds more than 10 percent of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Shares of Beneficial Interest -- Restrictions on Transfer") and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) a single qualified trust holds more than 25 percent by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10 percent by value, holds in the aggregate more than 50 percent of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5 percent.

Taxation of Foreign Shareholders


     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.


     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.


     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder FIRPTA tax liability.


     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, because the Common Shares will be publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).


Statement of Stock Ownership

     The Company is required to demand annual written statements from the record holders of designated percentages of its Shares disclosing the actual owners of the Shares. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such Shares and a list of those persons failing or refusing to comply with such demand.


Other Tax Consequences

     The Company, the Operating Partnership, the Title Holding Partnerships and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company, the Operating Partnership, the Title Holding Partnerships and the Company's shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.


Possible Federal Tax Developments

     The rules dealing with Federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New Federal tax legislation or other provisions may be enacted into law or new interpretations, rulings, Treasury Regulations or court decisions could be adopted, all of which could adversely affect the taxation of the Company or of its shareholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions or court decisions either directly or indirectly affecting the Company or its shareholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.


Real Estate Transfer Taxes

     The transfer to the Operating Partnership of certain limited partnership interests in Title Holding Partnerships in August 1996 was structured as transfers of 89% of the capital interests and 99% of the cash flow and profit interests in the Title Holding Partnership with the residual interests to be acquired by the Operating Partnership on or before September 1999. This transaction structure is intended to comply with non-binding informal advice provided by the Pennsylvania Department of Revenue to the effect that such transfers are not subject to Pennsylvania real estate transfer taxes. However, the Company has not obtained a formal ruling from the Pennsylvania Department of Revenue on this issue. If the Operating Partnership desired or were required, for financing purposes or otherwise, to acquire such residual interests before September 1999, or if the use of this structure resulted in the imposition of Pennsylvania real estate transfer taxes, the Operating Partnership could be required to pay such real estate transfer taxes which are estimated at $640,000.


                             PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities directly to investors or through agents or through a combination of any of such methods. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.


     The Company or underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The audited financial statements and schedules (other than financial statements identified in the next sentence) incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements with respect to 1000/2000 West Lincoln Drive, 3000 West Lincoln Drive and 4000/5000 West Lincoln Drive incorporated by reference in this Prospectus from the Current Report on Form 8-K of the Company, dated June 27, 1997, have been audited by Zelenkofske, Axelrod & Company, Ltd., independent public accountants, as indicated in their report and are included herein in reliance upon the authority of said firm as experts in giving said report.

     Any subsequently prepared audited financial statements incorporated by reference in this Prospectus will have been examined by the independent public accountants whose report thereon appears in the Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, as applicable, containing such financial statements. Such audited financial statements shall be deemed to be incorporated herein from the date of filing of the applicable report on Form 10-K, Form 10-Q or Form 8-K in reliance on the reports of such independent public accountants, given on the authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Shares offered hereby will be passed upon for the Company by Pepper, Hamilton & Scheetz LLP, Philadelphia, Pennsylvania. Pepper, Hamilton & Scheetz LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                  TAX MATTERS

     The opinion regarding the statements in this Prospectus under the caption "Federal Income Tax Considerations" has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

===============================================================================
       No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus Supplement and the Prospectus do not constitute an offer of any securities other than those to which they relate or an offer to sell, or a solicitation of an offer to buy, those to which they relate in any state to any person to whom it is not lawful to make such offer in such state. The delivery of the Prospectus Supplement or the Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                          --------------------------

                               TABLE OF CONTENTS



                                                         Page
                                                         -----
                        Prospectus Supplement
Prospectus Supplement Summary ........................    S-3
The Company ..........................................    S-15
Use of Proceeds ......................................    S-19
Price Range of Common Shares and
   Distribution History ..............................    S-20
Capitalization .......................................    S-21
Business and Properties ..............................    S-22
Management ...........................................    S-35
Underwriting .........................................    S-37
Experts ..............................................    S-38
Legal Matters ........................................    S-38
Tax Matters ..........................................    S-38
                              Prospectus
Available Information ................................       2
Incorporation of Certain Documents by
   Reference .........................................       2
The Company ..........................................       3
Risk Factors .........................................       4
Ratios of Earnings to Combined Fixed Charges
   and Preferred Share Distributions .................      13
Use of Proceeds ......................................      13
Description of Shares of Beneficial Interest .........      13
Description of Depositary Shares .....................      17
Description of Warrants ..............................      21
Certain Provisions of Maryland Law and of the
   Company's Declaration of Trust and Bylaws                21
Policies with Respect to Certain Activities ..........      25
Federal Income Tax Considerations ....................      27
Plan of Distribution .................................      39
Experts ..............................................      40
Legal Matters ........................................      40
Tax Matters ..........................................      40

===============================================================================

===============================================================================



                               10,000,000 Shares




                               Brandywine Realty
                                     Trust


                                 Common Shares
                                       of
                              Beneficial Interest



                               [GRAPHIC OMITTED]




                               -----------------


                              P R O S P E C T U S


                                January 29, 1998


                               -----------------


                              Salomon Smith Barney


                          Donaldson, Lufkin & Jenrette
                             Securities Corporation


                             Legg Mason Wood Walker
                                  Incorporated


                              Merrill Lynch & Co.


                             NationsBanc Montgomery
                                 Securities LLC

===============================================================================